SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MRV COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Special Announcements

Special Announcements

We Continue to Reduce Our Annual Meeting Expenses

1.)	Last year and this year, we have combined the Annual Report, Notice of Annual Meeting and Proxy Statement.

2.)	Last year and this year, we have eliminated the colors on the cover, and limited the inside text to black and white in the printed version of this report.

3.)	Last year, we urged our stockholders to vote their proxies by Internet and telephone, to save mailing expense. This year, we’re again asking our stockholders to vote electronically.

4.)	Last year, we encouraged stockholders to elect to receive future annual reports and proxies via the Internet if they are able to do so. This year, we’re again asking our stockholders to vote electronically. This will save MRV significant printing and mailing expenses.

Please Vote Your Proxy!

Electronic Voting Saves Your Company Money

Last year, many of our stockholders saved MRV money by voting their proxies via Internet or telephone, rather than by return mail. This year, we again encourage all of our stockholders to take advantage of electronic voting.

Beneficial Stockholder

If you hold shares through a stockbroker, bank or other nominee, you are a Beneficial Stockholder. Please vote via the Internet at www.proxyvote.com, using your 12 digit control number found on your Vote Instruction Form.

Registered Stockholder

If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy - www.amstock.com, using your unique control number included in your proxy notification materials.

Electronic Delivery of Proxy Statement and Annual Report

The proxy statement and the 2002 Annual Report are available in advance of the annual meeting in the Investor Relations section of MRV’s Internet site at www.mrv.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Doing so will save MRV printing and mailing expense.

Beneficial Stockholder

If you are a beneficial owner of shares, to sign up for electronic delivery, go to www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Registered Stockholder

If you are a record holder, you may enroll to receive stockholder communications electronically in the future by accessing the website www.amstock.com.

2	MRV Communications, Inc. Annual Report 2002

The MRV Product Line

The MRV Product Line

MRV is a unique company that leverages its optical component technology to build intelligent optical access network systems. Our people have an unusual blend of skills. With 15 years of deep optical components experience, and 20 years of leadership in remote presence, MRV has a long history of pioneering new technologies. Vertical integration of core technologies is at the heart of our product strategy. For example, Luminent’s components, which are sold to many network equipment vendors, also constitute building blocks for MRV’s products. Currently, MRV has 7 R&D and manufacturing centers, 50 offices in 20 countries, and a global distribution reach.

Our goal is to provide unlimited connectivity for mission critical networks. Unlimited connectivity includes Optical Ethernet Termination, Wave Division Multiplexing, remote management, wireless “through-the-air” laser connectivity, broadband connectivity through telephone wires and, of course, our lead in optical components and metro-optical Ethernet infrastructure. The goal is ambitious, but with our technology and our global reach, it can be achieved.

MRV Communications, Inc. Annual Report 2002	3

President’s Letter

President’s Letter

November 10, 2003

Two thousand two was a year of transition for MRV. During the year, we unified the sales force and for the first time in our history, branded our networking products as MRV. Our merged sales force, which came from different disciplines, became adept at selling MRV’s entire product line. Thus, we emerged confident in our ability to add value and increase our share of networking projects. We were able to stabilize revenue by introducing new products, staying close to our customers and working hard for them. In the long run it is customer satisfaction that determines the viability of a company.

Besides improvements in revenue and gross margins, we addressed our operating expenses. From the beginning of 2002 until the date of this letter, we have been able to reduce operating expenses by more than one third. This translates to $50 million in annual savings. Our efforts contributed to significant improvements to the bottom line.

On our balance sheet, we were able to accomplish significant improvements during 2002 by retiring approximately $76 million of indebtedness. This included the retirement of a substantial portion of our convertible notes (which we satisfied in full in June 2003) as well as the reduction of our short-term obligations from the sale of a controlling interest in our passive optical component division in Taiwan. We are proud of the way MRV continues to make progress. Obviously, our number one priority is return to profitability.

What makes MRV unique is that we leverage our optical component technology to build intelligent optical access systems. Our people have an unusual blend of skills. With 15 years of deep optical components experience and 20 years of networking experience, vertical integration of core technologies is at the heart of what we do. For example, Luminent’s optical components are sold to many network equipment vendors and also constitute building blocks for MRV’s products.

Growth Opportunities

Looking at opportunities ahead, both our economy and our lifestyle continue to benefit from the deployment of broadband applications and services. Broadband has the power to transform the global economy by spurring innovation in almost every aspect of our lives. Therefore, broadband becomes “mission critical”. Recent requests for proposal for Fiber-to-the-Premises “FTTP” by Bell South, SBC and Verizon suggest that a new investment cycle could be looming. Luminent, our wholly-owned subsidiary, is a leading manufacturer of optical components for metropolitan and residential access. Luminent’s vertical integration provides full ownership of its laser design and manufacturing processes required for low cost, high volume production. These components are integrated into transceivers and FTTP product solutions, specifically Fiber-to-the-Home and Fiber-to-the-Curb modules. In fact, Luminent has been supplying optical transmission components for Fiber-to-the-Curb and Fiber-to-the-Home for over 10 years. Our products are serving hundreds of thousands of homes in the US and in Japan.

There are no assurances that these requests will lead to deployments and there are no assurances that Luminent will be the beneficiary of such deployments, when they actually happen. However, we are encouraged by these developments as they provide opportunities to achieve our number one goal of turning profitable. We are encouraged by the activity level and the emergence of this technology used by carriers, Multiple Service Operators “MSOs” and Utilities.

Another area of broadband deployment is Fiber-to-the-enterprise, or broadband connectivity for business customers. Nearly all LAN traffic at the enterprise starts and ends on Ethernet. Therefore, it makes sense to use Ethernet technology beyond the boundary of the enterprise. It makes sense to use Ethernet not only for simple point-to-point LAN extension, but also for implementing fully-fledged carrier-grade metropolitan networks. Many carriers, all over the world, are building their own IP based metro-optical Ethernet infrastructure. Some are already offering Ethernet services, and by providing unlimited connectivity for mission critical networks, MRV continues to assist carriers to deploy these services. We contribute access solutions for Ethernet in the first mile “EFM”, Optical/WDM transport solutions as well as, in some cases, end-to-end metro aggregation networks.

In Europe, we continue to strengthen our system integration and distribution capabilities. We market and sell our products in Europe with other products manufactured by third-party vendors, supplied as part of network integration and distributions services. Successful partnerships are a key component of our overall strategy and allow MRV to offer best-of-class networking solutions.

4	MRV Communications, Inc. Annual Report 2002

President’s Letter

Core Initiatives

MRV is focused on three core initiatives aimed at helping us realize goal number one – return to profitability. These core initiatives are: sales channel development, expansion of our U.S. Federal Government business and development of the MRV Brand.

Our first initiative is a worldwide commitment to our channel partners’ program; the vast majority of our sales are generated with the support of qualified network resellers and distributors. MRV has chosen to reach end users through a tiered distribution model. We consider the channel a key component to our growth strategy. By selecting the right partners, we can target vertical markets and improve our access to customers, including the ability to support them better after the sale. Since the beginning of 2003, we have increased the number of qualified resellers by approximately 50% and improved both geographical and vertical market segment coverage. We also recently began an MRV Educational Services program to certify our partners on all of our product platforms, seeking to make them even more efficient at selling and supporting MRV products.

Our second initiative is to expand our US Federal Government business. We believe our remote device management and optical transport solutions, including free-space-optics “FSO”, and Ethernet switching and routing products are ideal for many branches of the government and provide significant revenue opportunities for MRV. We are focusing on the government market with specific trade shows and marketing efforts, and are dedicating new sales personnel to spearhead this development.

Our third initiative is the development of the MRV brand in association with “Connectivity Unlimited™”, for mission critical networks. Recently, MRV celebrated its 15-year anniversary; however, for the first 13 years, we did not market our networking products under the MRV brand name. Marketing under the MRV brand is a new beginning for us. We are investing in a carefully designed marketing campaign, including regional and industry focused trade shows, customer seminars and advertising, all targeted activities to develop the MRV brand name. During the past 12 months, we have participated in multiple trade shows, including technology seminars centered on storage and cable; industry vertical shows, like credit unions and Government; Channel focused shows; and regional shows. We have also conducted a seminar series, titled “Technology Doesn’t Byte”, in which we toured 10 cities in two months. We continue to advertise in various magazines to support branding and product awareness.

We are proud of the way the people of MRV navigated the economic downturn, continuing to deliver improved results. Our people continue to work hard, invent new products, support our customers and our partners, and at the same time control expenses and improve all the elements of the business we can control. Our responsibility is to build a profitable company and deliver increased stockholder value over time. Clearly, MRV is a company in transition. We will not rest until MRV is profitable and cash flow positive.

We will continue to work diligently for your continued commitment and confidence. We owe immense appreciation to everyone who has contributed to our transformation. We thank our employees and business partners worldwide for their dedication and hard work, and we thank you, our stockholders, for your support. We look forward to your continued participation in our future as we progress.

Respectfully submitted,

Noam Lotan
President and Chief Executive Officer

MRV Communications, Inc. Annual Report 2002	5

Letter to Stockholders
Notice of Annual Meeting of Stockholders
Proxy Statement
Market for the Registrant’s Common Equity and Related Stockholder Matters
Selected Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Quanititative and Qualitative Disclosures About Market Risks
Financial Statements
Report of Independent Public Accountants
Statements of Operations
Balance Sheets
Statements of Stockholders’ Equity and Comprehensive Income
Statements of Cash Flows
Notes To Financial Statements
Changes In or Disagreements With Accountants On Accounting and Financial Disclosure
Other Stockholder Information

Proxy Materials
Letter to Stockholders	7
Notice of Annual Meeting of Stockholders	8
Proxy Statement	9
Proxy Card	Included Separately
Selected Portions of Annual Report on Form 10-K for Year Ended December 31, 2002
Market for the Registrant’s Common Equity and Related Stockholder Matters	23
Selected Financial Data	24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Quanititative and Qualitative Disclosures About Market Risks matters	35
Financial Statements
Report of Independent Public Accountants	36
Statements of Operations	38
Balance Sheets	39
Statement of Stockholders’ Equity and Comprehensive Income (Loss)	41
Statement of Cash Flows	43
Notes to Financial Statements	45
Changes In or Disagreements With Accountants On Accounting and Financial Disclosure	62
Other Stockholder Information	63

6	MRV Communications, Inc. Annual Report 2002

Letter to Stockholders

Letter to Stockholders

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of MRV Communications, Inc. (“MRV”) to be held on Friday, December 12, 2003, at 9:00 a.m. at the offices of our wholly-owned subsidiary, Luminent, Inc., 20550 Nordhoff Street, Chatsworth, CA 91311.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. We are also pleased to offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see “Voting by Mail, Via the Internet or by Telephone” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of MRV. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Noam Lotan
President and Chief Executive Officer

MRV Communications, Inc. Annual Report 2002	7

Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

To Be Held December 12, 2003

The Annual Meeting of Stockholders (the “Annual Meeting”) of MRV Communications, Inc. (“MRV”) will be held at the offices of our wholly-owned subsidiary, Luminent, Inc., 20550 Nordhoff St., Chatsworth, CA 91311, on Friday, December 12, 2003, at 9:00 a.m. for the following purposes:

1.)	To elect six members of the Board of Directors of MRV, all of whom currently serve as Directors, to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

2.)	To ratify the appointment of Ernst & Young LLP as MRV’s independent auditors for the year-ended December 31, 2003; and

3.)	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 15, 2003, are entitled to notice of and to vote at, this meeting.

By order of the Board of Directors

Shlomo Margalit
Secretary

Chatsworth, California
November 10, 2003

Important

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by phone, via the Internet or by signing, dating and returning the enclosed proxy card will save MRV the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

8	MRV Communications, Inc. Annual Report 2002

Proxy Statement

Proxy Statement

To Be Held December 12, 2003

This Proxy Statement, which was first mailed to stockholders on or about November 10, 2003, is furnished in connection with the solicitation of proxies by the Board of Directors of MRV Communications, Inc. (“MRV”), to be voted at the Annual Meeting of the stockholders of MRV, which will be held at 9:00 a.m. on December 12, 2003, at the offices of our wholly-owned subsidiary, Luminent, Inc., 20550 Nordhoff St., Chatsworth, CA 91311, and at any adjournments or postponements of the meeting.

Portion’s of MRV’s Annual Report on Form 10-K for the year ended December 31, 2002 containing audited financial statements and other information is being furnished with this Proxy Statement to all stockholders entitled to vote. The information extracted from the Annual Report on Form 10-K does not form any part of MRV’s proxy solicitation material.

Purpose of Meeting

The specific proposals to be considered and acted upon at the meetings are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Voting Rights and Solicitation

Voting

Only stockholders of record of MRV common stock on October 15, 2003, the record date, will be entitled to vote at the meeting. Each stockholder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 103,264,439 shares of common stock outstanding, held of record by 3,329 stockholders. A majority of the outstanding shares of common stock must be present or represented by proxy at the meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting. In the election of directors, the six nominees receiving the highest number of affirmative votes will be elected. Proposal No. 2 requires the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendation of the Board of Directors

MRV’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst &Young LLP as MRV’s independent auditors for the year ending December 31,2003 (Proposal No. 2).

Voting by Mail, Via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as MRV’s independent auditors for the year ending December 31, 2003 (Proposal No. 2) and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to MRV’s Secretary at MRV’s principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. Stockholders who elected to receive the 2003 Proxy Statement and Annual Report to Stockholders over the Internet have received an e-mail on or about November 10,2003 with information on how to access stockholder information and instructions for voting.

Proxy Solicitation Costs

MRV will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation material that MRV may provide to stockholders. MRV may reimburse brokerage firms and other persons representing beneficial owners of shares of their expense in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors, officers and employees of MRV. No additional compensation will be paid to these individuals for any such services.

MRV Communications, Inc. Annual Report 2002	9

Proxy Statement

     A copy of MRV’s Annual Report on Form 10-K, including financial statements and financial statement schedules for the year ended December 31, 2002 is available to you without charge upon written request to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Investor Relations.

     We maintain a website at www.mrv.com. We make available free of charge, either by direct access or a link to the Securities and Exchange Commission (“SEC”) website, our Proxy Statement, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are submitted to the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

10	MRV Communications, Inc. Annual Report 2002

Proxy Statement

Election of Directors (Proposal No. 1)

General

Six directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the following persons to serve as directors unless the stockholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW:

Nominees for Directors

Name, Age as of October 15, 2003	Principal Occupation, Business Experience and Directorship

Noam Lotan Age 51 Director since 1990 Executive Committee	President, Chief Executive Officer and Director since May 1990 and became Chief Financial Officer of MRV in October 1993, in which position he served until June 1995. From March 1987 to January 1990, Mr. Lotan served as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. (“Fibronics”), a manufacturer of fiber optic communication networks. MRV purchased the Fibronics business in September 1996. From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from the Technion, the Israel Institute of Technology and a Masters degree in Business Administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

Shlomo Margalit Age 61 Director since 1988 Executive Committee	A founder, Chairman of the Board of Directors, Chief Technical Officer and Secretary of MRV since MRV’s inception in July 1988. From May 1985 to July 1988, Dr. Shlomo Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc. (“LaserCom”), a manufacturer of semiconductor lasers. From 1982 to 1985, Dr. Margalit served as a Senior Research Associate at the California Institute of Technology (“Caltech”) and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Dr. Margalit served as a faculty member and Associate Professor at the Technion. During his tenure at the Technion, Dr. Margalit was awarded the “Israel Defense” prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Dr. Margalit holds a Bachelor of Science degree, a Masters degree and a Ph.D. in Electrical Engineering from the Technion.

Igal Shidlovsky Age 66 Director since 1997 Audit Committee, Compensation Committee	Dr. Igal Shidlovsky serves as Managing Director of Global Technologies, an investment and consulting organization, which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. From 1982 to 1991, Dr. Shidlovsky was a Director of Sentex Sensing Technologies. Dr. Shidlovsky held several executive positions including Vice President Corporate Development at Siemens Pacesetter, a division of Siemens AG Medical Group, Director of Strategic Planning and Technology Utilization and Director of the Microelectronics Department at Siemens Corporate Research. From 1969 to 1982 he was with RCA Laboratories, a leading electronic R&D organization. Dr. Shidlovsky holds a Bachelor of Science degree in Chemistry from the Technion and Master and Ph.D. degrees from the Hebrew University in Israel. Dr. Shidlovsky became a director of Luminent, Inc., MRV’s 92.3% publicly traded subsidiary in September 2001.

Guenter Jaensch Age 64 Director since 1997 Audit Committee, Compensation Committee	Dr. Guenter Jaensch serves as President of Jaensch Enterprises, a firm engaged in management and project consulting and serves as Chairman of the Board for Biophan Technologies, Inc. For over 20 years, he held executive positions with Siemens or its subsidiaries in Europe and the United States. Among his assignments were service as President of Siemens Communications Systems, Inc.; President and Chairman of Siemens Corporate Research and Support, Inc.; Chairman and Chief Executive Officer at Siemens Pacesetter, Inc.; and head of the Cardiac Arrhythmia Division of Siemens AG Medical Group. Dr. Jaensch also served as Director of Siemens Accounting and Budgeting operations and as controller of Siemens Data Processing Group. Dr. Jaensch holds a Masters degree in Business Administration and Ph.D. degree in Business and Finance from the University of Frankfurt; he also taught business for three years at the University of Frankfurt.

Daniel Tsui Age 64 Director since 1997 Audit Committee	Professor Daniel Tsui is the Arthur Le Grand Doty Professor of Electrical Engineering at Princeton University and was awarded the 1998 Nobel Prize in Physics for the discovery and explanation of the fractional quantum Hall effect. Professor Tsui was a recipient of the American Physical Society 1984 Buckley Prize, the 1998 Benjamin Franklin Medal and was elected to the National Academy of Sciences. He is a fellow of the American Physical Society and the American Association for the Advancement of Science. He is currently engaged in research activity relating to properties of thin films and microstructures of semiconductors and solid-state physics. He received his Ph.D. in physics from the University of Chicago in 1967 and for 13 years was with Bell Laboratories before joining Princeton University, where he spent the last 20 years.

Baruch Fischer Age 52 Director since 1997	Professor Baruch Fischer currently serves as Dean of the Electrical Engineering Faculty at the Technion. Professor Fischer’s current Research Activities include solid state devices, lasers and optical amplifiers; WDM technology; fiber gratings;“all optical” networks; non-linear effect in fiber, wave mixing; and optical computing, optical data storage and optical image processing. He has authored or co-authored approximately 180 papers and holds several patents in the field of optics and opto-electronics. He received his Ph.D. from Bar-llan University, Israel in 1980. He subsequently became a Post-Doctorate Fellow at CalTech and joined the faculty of the Technion in 1983.

MRV Communications, Inc. Annual Report 2002	11

Proxy Statement

Certain Information Concerning the Board of Directors

Board Committees and Meetings

The Board of Directors met four times during 2002. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served during 2002. Below is a description of each committee of the Board of Directors. MRV does not have a standing nominating committee of the Board of Directors or a committee performing similar functions. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable laws and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Audit Committee: The Audit Committee consists of Dr. Shidlovsky, Dr. Jaensch and Professor Tsui. The Audit Committee met four times during 2002. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and reporting practices of MRV. The Audit Committee’s role includes discussing with management MRV’s processes to manage business and financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements of MRV. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Audit Committee operates under a written charter adopted by the Board of Directors of MRV, a copy of which was attached as Appendix B to MRV’s proxy statement for the 2001 annual meeting of stockholders.

Compensation Committee: The Compensation Committee consists of Dr. Shidlovsky and Dr. Jaensch. The Compensation Committee met four times during 2002. The primary responsibilities of the Compensation Committee are to (a) review and recommend to the Board the compensation of the Chief Executive Officer and other officers of MRV, (b) oversee and advise the Board on the adoption of policies that govern MRV’s compensation programs, (c) oversee MRV’s administration of its equity-based compensation and other benefit plans and (d) recommends to the Board the grants of stock options and stock awards to officers and employees of MRV under its stock plans. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules and regulations.

Executive Committee: The Executive Committee consists of Mr. Lotan and Dr. Margalit. The Executive Committee met four times during 2002. The primary responsibility of the Executive Committee is to take any action that the Board is authorized to act upon, with the exception of the issuance of stock, the sale of all or substantially all of MRV’s assets and other significant corporate transactions.

Director Compensation

Mr. Lotan and Dr. Margalit receive no compensation for serving as directors, except that they, like all directors, are eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. Each director, other than Mr. Lotan and Dr. Margalit, received as compensation for serving on the Board of Directors and committees of the Board receive cash compensation of $800 per month and $500 for each Board and committee meeting attended, while serving as a director. During 2002, each director, other than Mr. Lotan and Dr. Margalit, were issued stock options to purchase MRV’s common stock. Dr. Jaensch and Professors Tsui and Fischer each received stock options to purchase 60,000 shares of MRV’s common stock and Dr. Shidlovsky received stock options to purchase 63,000 shares of MRV’s common stock.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during 2002, an officer or employee of MRV or any of its subsidiaries; or was formerly an officer of MRV or any of its subsidiaries. During 2002, no executive officer of MRV served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of MRV.

Ownership of Securities

The following table sets forth information known to MRV with respect to beneficial ownership of MRV common stock as of October 15, 2003 for (i) each director and nominee, (ii) MRV’s Chief Executive Officer and the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) and (iii) all executive officers and directors as a group. The table below indicates the number of shares owned by each person known to MRV to be the beneficial owner of 5% or more of the outstanding shares of MRV’s common stock.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 15, 2003 includes shares of common stock that such person or group had the right to acquire on or within 60 days after October 15,2003, including, but not limited to, upon the exercise of options. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after October 15, 2003. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 103,264,439 shares of common stock outstanding on October 15, 2003 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after October 15, 2003.

12	MRV Communications, Inc. Annual Report 2002

Proxy Statement

	Beneficial Ownership of Common Stock (1)

	Number of Shares		%

Deutsche Bank, AG London Branch 31 West 52nd Street, New York, NY 10019	9,913,794	(2)	8.8%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109	8,273,986	(3)	7.4%
Noam Lotan	1,509,024	(4)	1.4%
Shlomo Margalit	3,245,660		3.0%
Shay Gonen	85,150	(5)	*
Near Margalit	47,500	(6)	*
Igal Shidlovsky	187,550	(7)	*
Guenter Jaensch	141,000	(6)	*
Daniel Tsui	63,000	(6)	*
Baruch Fischer	63,0000	(6)	*
All Executive Officers and Directors as a group	5,341,884	(8)	4.9%

* Less than 1%

(1)	Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed. Unless otherwise indicated in the table above, the address of each person is c/o MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311.

(2)	Consists of shares issuable pursuant to $23.0 million principle amount of five-year 5% convertible notes sold in June 2003.The notes are convertible into MRV’s common stock at a conversion price of $2.32 per share.

(3)	As reported in a written statement to MRV as of October 15, 2003 by Wellington Management Company, LLP (“WMC”),WMC reported that these securities are owned by various individual and institutional investors which WMC serves as investment advisor with power to direct investments and/or sole power to vote the securities.

(4)	Includes 42,200 shares issuable pursuant to stock options exercisable within 60 days of October 15, 2003.

(5)	Includes 83,000 shares issuable pursuant to stock options exercisable within 60 days of October 15, 2003.

(6)	Consists of shares issuable pursuant to stock options exercisable within 60 days of October 15, 2003.

(7)	Includes 183,250 shares issuable pursuant to stock options exercisable within 60 days of October 15, 2003.

(8)	Includes 622,950 shares issuable pursuant to stock options exercisable within 60 days of October 15, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires MRV’s directors, officers and holders of more than 10% of MRV’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of common stock and other equity securities of MRV. Directors, executive officers and 10% or greater stockholders are required by the SEC regulations to furnish MRV with copies of all Section 16(a) forms they filed. Based solely on a review of the copies of such reports furnished to MRV, we believe that each report required of MRV’s directors, executive officers and 10% or greater stockholders was duly and timely filed during 2002.

MRV Communications, Inc. Annual Report 2002	13

Proxy Statement

Equity Compensation Plan Information

The table below sets forth information with respect to shares of common stock that may be issued under our stock option and warrant plans as of December 31, 2002.

			Number of Securities Remaining
	Number of Securities to	Weighted Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options	Outstanding Options	Plans (excluding securities
Plan Category	and Warrants (#)	and Warrants ($)	reflected in column (a)) (#)

	(a)	(b)	(c)
Stock option and warrant plans approved by security holders (l)	3,262,390	4.40	930,590
Stock option and warrant plans not approved by security holders (2)	9,718,871	8.19	2,849,586

	12,981,261	7.26	3,780,176

(1)	Includes the:

•	1992 Stock Option Plan (no securities available for future issuance); and

•	1997 Incentive and Nonstatutory Stock Option Plan.

(2)	Includes the:

•	1998 Nonstatutory Stock Option Plan;

•	2001 MRV Communications, Inc. Stock Option Plan for Employees of Appointech, Inc.;

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of AstroTerra Corporation;

•	Stock option agreement effective July 12, 2000 between MRV and Eric I. Blachno;

•	German Employee Warrant Program;

•	Stock option agreement dated March 1, 2002 between MRV and Candy Glazer;

•	MRV Communications, Inc. 2002 International Stock Option Plan;

•	Warrants provided to Nathan Shilo as trustee for employees and designated consultants of NBase Communications, Ltd. exercisable on July 19, 1996, July 13, 1997, July 13, 1998, February 1, 1998, January 2, 1998 and January 4, 1999.

•	Italian Employees Warrant Program;

•	Stock option issued and outstanding on the effective date of the merger of Luminent under the Luminent Amended and Restated 2000 Stock Option Plan that were assumed by MRV and are exercisable for 0.43 shares of Common Stock for each share of Luminent held under the relevant option;

•	MRV Communications, Inc. 2002 Nonstatutory Stock Option Plan for Employees of Luminent, Inc.;

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of Optonics International Corp.;

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of Quantum Optech, Inc.;

•	Swedish Employees Warrant Program; and

•	Stock option agreement effective July 11,2000 between MRV and William R. Spivey.

14	MRV Communications, Inc. Annual Report 2002

Proxy Statement

Executive Officers and Related Information

	Age as of
Name	October 15, 2003	Position

Noam Lotan	51	President and Chief Executive Officer
Shlomo Margalit	61	Chairman, Chief Technical Officer and Secretary
Shay Gonen	38	Chief Financial Officer
Near Margalit	30	Chief Executive Officer, Luminent, Inc.

Shay Gonen became Chief Financial Officer in September 2001. Since September 1996, Mr Gonen has served in various executive capacities for certain MRV subsidiaries, including as Vice President of Finance, Chief Financial Officer and Secretary of Optical Access, Inc. from September 2000; as General Manager of European Activity for Fiber Driver from January 1999 to September 2000; as Chief Operating Officer of Fiber Driver Communications from September 1996 to December 1998. Mr. Gonen served as Vice President of Operations and Finance for Silver Arrow, L.P. from April 1994 to September 1996. Mr. Gonen holds a B.S. degree in industrial engineering from the Technion and an M.B.A. degree from Bar-llan University in Tel Aviv.

Near Margalit re-joined MRV in May 2002 as Vice President of Marketing and Business Development and was appointed Chief Executive Officer of Luminent, Inc. in February 2003. From 1998 until re-joining MRV, Dr. Margalit was founder, Chairman and Chief Technology Officer for Zaffire, Inc., a DWDM Metro Platform company, which was acquired by Centerpoint in October 2001. At Zaffire, Dr. Margalit was responsible for product vision and architecture of integrating DWDM and SONET technology. Prior to founding Zaffire, Dr. Margalit was employed by MRV, both in the optical components and networking divisions. Dr. Margalit holds a B.S. in applied physics from Caltech and a Ph.D. in opto-electronics from the University of California, Santa Barbara.

All personnel described above are employed on at-will basis, except Noam Lotan and Shlomo Margalit whose employment is governed by employment agreements that are described below in “Agreements With Certain Executive Officers.’’ The Board of Directors elects officers annually and those elected serve at the discretion of the Board.

Executive Compensation

The following table shows information regarding the total compensation paid to the Chief Executive Officer and each of its other executive officers whose total annual compensation exceeds $ 100,000 (collectively the “Named Executive Officers”) for services rendered to MRV in all capacities during each of the past three fiscal years:

Summary Compensation Table

		Annual Compensation

				Long-Term	All Other
				Stock Options	Compensation
	Fiscal Year	Salary ($)	Bonus ($)	Awarded (#)	($)

Noam Lotan	2002	150,000	—	112,000	—
President and Chief Executive Officer	2001	100,000	—	98,000	—
	2000	100,000	—	—	—
Shlomo Margalit	2002	110,000	—	—	—
Chairman of the Board, Chief Technical Officer	2001	110,000	—	—	—
and Secretary	2000	110,000	—	—	—
Shay Gonen	2002	146,346	18,000	64,500	—
Chief Financial Officer	2001	128,955	—	100,000	—
	2000	104,836	—	—	—
Near Margalit (1)	2002	113,847	15,000	190,000	—
Vice President of Marketing and	2001	N/A	N/A	N/A	N/A
Business Development	2000	N/A	N/A	N/A	N/A

(1)	Near Margalit joined MRV as Vice President of Marketing and Business Development in May 2002 and became Luminent’s Chief Executive Officer in February 2003.

MRV Communications, Inc. Annual Report 2002	15

Proxy Statement

Option Grants In 2002

This table gives information about stock options granted during 2002 to the Named Executive Officers, including potential realizable values. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. If the market price of common stock does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation for Option Term
					($)(1)
	Number of	Percentage of Total
	Securities	Options Granted
	Underlying Options	to Employees in	Exercise Price
Name	Granted	2002	($/Share)	Expiration Date	5%	10%

Noam Lotan	100,000	3.2%	0.99	10/29/2012	54,581	134,437
	12,000	0.4%	0.99	10/29/2012	6,550	16,132
Shlomo Margalit	—	—	—	N/A	—	—
Shay Gonen	50,000	1.6%	1.10	6/11/2012	30,323	74,687
	14,500	0.5%	1.09	12/24/2012	8,714	21,462
Near Margalit	190,000	6.1%	1.10	6/11/2012	115,228	283,811

(1)	In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the respective options, assuming that the market price of MRV’s common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. There is no assurance that the hypothetical present value of stock options presented in the table above represent the actual values of the options and the hypothetical values shown should not be viewed as MRV’s predictions of the future value of MRV’s common stock.

December 31, 2002 Option Values

No options were exercised by any of the Named Executive Officers during 2002. The Following table shows the number of unexercised options and the value of “in-the-money” unexercised options.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options		In-The-Money Options
	at December 31, 2002 (#)		at December 31, 2002 ($)(1)

Name	Exercisable	Unexercisable	Exercisable		Unexercisable

Noam Lotan	19,600	190,400	—	(2)	8,960
Shlomo Margalit	—	—	—		—
Shay Gonen	43,925	151,075	—	(2)	—	(2)
Near Margalit	—	190,000	—		—	(2)

(1)	Based on the $ 1.07 per share closing price of MRV’s common stock on the NASDAQ National Market System on Tuesday, December 31, 2002.

(2)	None of these options, calculated as stated above, were in-the-money as of December 31, 2002.

16	MRV Communications, Inc. Annual Report 2002

Proxy Statement

Agreements With Certain Executive Officers

In March 1992, MRV entered into three-year employment agreements with Mr. Lotan and Dr. Margalit. Upon expiration, these agreements automatically renew for one-year terms unless either party terminates them by giving the other three months’ notice of non-renewal prior to the expiration of the current term. Pursuant to the agreements, Mr. Lotan serves as President, Chief Executive Officer and a Director of MRV and Dr. Margalit serves as Chairman of the Board of Directors, Chief Technical Officer and Secretary. Mr. Lotan and Dr. Margalit receive base annual salaries of $150,000 and $110,000, respectively and each is entitled to receive a bonus determined and payable at the discretion of the board of directors upon the recommendation of the Compensation Committee of the Board. Recommendations with respect to bonus levels are based on achievement of specified goals, such as new product introductions, profitability levels, revenue goals, market expansion and other criteria as established by the Compensation Committee.

Each officer also receives employee benefits, such as vacation, sick pay and insurance, in accordance with MRV’s policies, which are applicable to all employees. MRV has obtained and is the beneficiary of, key man life insurance policies in the amount of $1,000,000 on the lives of each of Dr. Margalit and Mr. Lotan. All benefits under these policies will be payable to MRV upon the death of an insured.

MRV Communications, Inc. Annual Report 2002	17

Proxy Statement

Performance Graph: Comparison of Five Year Cumulative Total Return

The graph depicted below shows the value of $100 cash investment on the last day of MRV’s 1997 fiscal year in (i) MRV’s common stock, (ii) the NASDAQ Stock Market – U.S., and (iii) JP Morgan H&Q Technology. All values assume reinvestment of all dividends and are calculated as of the last day of each of MRV’s fiscal years. Note that historical stock price performance is not necessarily indicative of future stock price performance.

	Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02

MRV Communications, Inc.	100.00	25.92	263.65	112.04	35.52	8.96
NASDAQ Stock Market (U.S.)	100.00	140.99	261.49	157.77	125.16	86.53
JP Morgan H & Q Technology	100.00	155.54	347.38	224.57	155.23
RDG Technology Composite	100.00	170.42	346.10	210.53	158.01	99.01

18	MRV Communications, Inc. Annual Report 2002

Proxy Statement

Report of the Compensation Committee

The Board of Directors formed the Compensation Committee (the “Committee”) in 1992 to set and administer the policies governing MRV’s compensation programs, including stock option plans. The Committee receives and evaluates information regarding compensation practices for comparable businesses in similar industries and considers this information in determining base salaries, bonuses and stock-based compensation. The Committee is authorized to engage or employ such outside professional consultants or other services as in its discretion may be required to fulfill its responsibilities. The Committee also discusses and considers executive compensation matters and makes decisions thereon.

MRV’s compensation policies are structured to link the compensation of the Chief Executive Officer, the Named Executive Officers and other executives of MRV with corporate performance. In March 1992, Mr. Lotan and Dr. Margalit entered into three-year employment agreements, which, upon expiration automatically renew for one-year terms unless either party terminates them by giving the other three months’ notice of non- renewal prior to the expiration of the current term. Through the establishment of compensation programs and employment agreements, MRV has attempted to align the financial interests of its executives with the results of MRV’s performance, which is designed to put MRV in a competitive position regarding executive compensation and to ensure corporate performance, which will then enhance stockholder value.

MRV’s executive compensation philosophy is to set base salaries by referring to those of comparable businesses and then to provide performance based variable compensation, such as bonuses, as determined by the Compensation Committee according to factors such as MRV’s earnings as well as value received by stockholders. This philosophy allows total compensation to fluctuate from year to year. As a result, the Named Executive Officers’ actual compensation levels in any particular year may be above or below those of MRV’s competitors, depending upon the evaluation of the compensation factors described above by the Compensation Committee.

In line with MRV’s overall compensation program and the annual objectives set by the Committee, MRV’s executive officers have a high percentage of their total compensation at risk dependent upon MRV’s financial performance and other factors as considered by the Committee. The base compensation for 2001 and 2000 for Mr. Lotan and Dr. Margalit was determined in 1992, based upon employment agreements entered into by and between MRV and such executives. Mr. Lotan’s base compensation was revised in 2002 based on a survey of executive compensation of comparable businesses and Mr Lotan’s years of service with MRV.

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to MRV and to the executives of various types of compensation. Some types of compensation and their deductibility depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee’s control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal revenue Code of 1986, as amended. In doing so, the Committee may utilize alternatives (such deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which should increase stockholder value.

Compensation Committee of the Board of Directors

Igal Shidlovsky

Guenter Jaensch

MRV Communications, Inc. Annual Report 2002	19

Proxy Statement

Report of the Audit Committee

The Audit Committee oversees MRV’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for MRV’s financial statements and the overall reporting process, including MRV’s system of financial controls. In fulfilling its oversight responsibilities during 2002, the Committee periodically:

•	reviewed the unaudited and audited financial statements with management and MRV’s independent auditors during 2002, Ernst & Young LLP and Arthur Andersen LLP;

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Ernst & Young and Arthur Andersen;

•	reviewed MRV’s financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

The Committee also reviewed with Ernst & Young, who was responsible in 2002 for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality and not just the acceptability, of MRV’s accounting principles and such other matters as are required to be discussed with the Committee under accounting principles generally accepted in the United States. The Committee periodically met with Ernst & Young to discuss the results of their examinations, their evaluations of MRV’s internal controls and the overall quality of MRV’s financial reporting.

In addition, the Committee discussed with Ernst & Young their independence from management and MRV including the matters in the written disclosures required by the Independence Standards Board and discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee also considered the compatibility of Ernst & Young’s non-audit services (principally tax advisory services) with the standards for auditors’ independence. The Committee discussed with Ernst & Young the overall scope and plans for their audit.

The Directors who serve on the Committee are all “independent” for purposes of the rules of the NASDAQ Stock Market. During 2002, the committee met four times, with all members of the committee during 2002 in attendance at each meeting.

In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee of the Board of Directors

Guenter Jaensch, Chairman

Igal Shidlovsky

Daniel Tsui

20	MRV Communications, Inc. Annual Report 2002

Proxy Statement

Ratification of Independent Auditors (Proposal No. 2)

General

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as MRV’s independent auditors for the year ending December 31, 2003. Ratification of the independent auditor is not required by MRV’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in MRV’s and its stockholders’ best interests. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS MRV’S INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2003.

Ernst & Young LLP has audited MRV’s consolidated financial statements annually since 2002. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Principal Accountant Fees And Services

The following is a summary of the fees billed to MRV by Ernst & Young LLP and Arthur Andersen LLP for professional services rendered for the years ended December 31, 2002 and 2001:

Fee Category	2002 Fees($)	2001 Fees ($)

Audit Fees	643,000	1,134,000
Audit-Related Fees	5,000	1,558,000
Tax Fees	252,000	500,000
All Other Fees	—	40,000

Total Fees	900,000	3,232,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of MRV’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of MRV’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense and international tax planning.

All Other Fees. Consists of fees for products and services other than the services reported above.

Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services Of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit related services provided by the independent audits. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Change In Independent Auditors In 2002

Arthur Andersen LLP (“Andersen”) served as MRV’s independent auditors since 1992. On June 17, 2002, the Board of Directors of MRV determined, upon the recommendation of its Audit Committee, to appoint Ernst & Young LLP (“Ernst & Young”) as MRV’s independent auditors, replacing Andersen. MRV dismissed Andersen on the same date. This determination followed MRV’s decision to seek proposals from independent auditors to audit the financial statements of MRV.

The audit reports of Andersen on the consolidated financial statements of MRV as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000 and the subsequent interim period through June 17, 2002, there were no disagreements between MRV and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the years ended December 31, 2001 and 2000 and the subsequent interim period through June 17, 2002.

During the years ended December 31, 2001 and 2000 and the subsequent interim period to June 17, 2002, MRV did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

MRV provided Andersen and Ernst & Young a copy of the foregoing disclosures. The response of Andersen stating their agreement with paragraphs 2, 3 and 4 of this section was included as an Exhibit on Form

MRV Communications, Inc. Annual Report 2002	21

Proxy Statement

8-K, which was filed with the Securities and Exchange Commission on June 18, 2002.

Other Matters

The management of MRV knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Stockholder Proposals

Stockholders are hereby notified that if they wish a proposal to be included in MRV’s Proxy Statement and form of proxy relating to the 2003 annual meeting of stockholders, they must deliver a written copy of their proposal no later than July 11, 2004. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), in order to be included in MRV’s proxy materials. Stockholders who wish to submit a proposal for consideration at MRV’s 2002 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in MRV’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, must deliver a written copy of their proposal no later than September 11, 2004. In either case, proposals should be delivered to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary. To avoid controversy and establish timely receipt by MRV, it is suggested that stockholders send their proposals by certified mail return receipt requested.

The information under the captions “Report of Compensation Committee,” “Report of Audit Committee,” “Performance Graph” and portions of MRV’s Annual Report on Form 10-K for the year ended December 31, 2002 are not “soliciting material,” are not deemed “filed” with the SEC, and are not incorporated by reference in any filing of MRV under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

By order of the Board of Directors

Shlomo Margalit
Secretary

Chatsworth, California
November 10, 2003

22	MRV Communications, Inc. Annual Report 2002

Market for the Registrant’s Common Equity and Related Stockholder Matters

Market for the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

Our common stock is traded on the NASDAQ National Market under the symbol “MRVC.” The following table sets forth, for the periods indicated, the high and low closing prices of our common stock, as reported on the NASDAQ National Market, giving effect to all stock splits through the date hereof.

	High	Low

Fiscal Year Ended December 31, 2002
First Quarter	$5.08	$2.51
Second Quarter	$2.89	$1.03
Third Quarter	$1.75	$0.81
Fourth Quarter	$1.78	$0.65
Fiscal Year Ended December 31, 2001
First Quarter	$21.38	$6.22
Second Quarter	$12.90	$5.38
Third Quarter	$8.79	$2.43
Fourth Quarter	$5.75	$2.76

Dividends

The payment of dividends on our common stock is within the discretion of our board of directors. Currently, we intend to retain earnings to finance the growth of our business. We have not paid cash dividends on our common stock and the board of directors does not expect to declare cash dividends on the common stock in the foreseeable future.

MRV Communications, Inc. Annual Report 2002	23

Selected Financial Data

Selected Financial Data

The following selected Statements of Operations data for each of the three years in the period ended December 31, 2002 and the Balance Sheet data as of December 31, 2002 and 2001 are derived from our audited Financial Statements included elsewhere herein. The selected Statements of Operations data for the two years in the period ended December 31, 1999 and the Balance Sheet data as of December 31, 2000, 1999 and 1998 were derived from our audited Financial Statements, which are not included in this Form 10-K. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of MRV, including the notes thereto, included elsewhere in this Form 10-K.

Year Ended December 31 ,	2002	2001	2000	1999	1998

Statements of Operations Data:
Revenue	$252,532	$332,844	$319,394	$288,524	$264,075
Cost of goods sold	169,566	267,389	203,371	197,442	165,385

Gross profit	82,966	65,455	116,023	91,082	98,690
Operating costs and expenses:
Product development and engineering	49,358	94,813	74,078	35,319	25,817
Selling, general and administrative	90,047	150,674	124,700	67,859	53,852
Amortization of intangibles	140	126,484	66,814	3,898	2,901
Impairment of goodwill and other intangibles	72,697	—	—	—	—
Impairment of long-lived assets	17,038	—	—	—	—
Restructuring costs	—	14,111	—	—	15,671
Purchased technology in progress	—	—	—	—	20,633

Total operating costs and expenses	229,280	386,082	265,592	107,076	118,874

Operating loss	(146,314)	(320,627)	(149,569)	(15,994)	(20,184)
Other income (expense), net	(23,465)	(22,777)	(9,578)	322	7,130

Loss before minority interest, provision (benefit) for taxes, extraordinary gain and cumulative effect of an accounting change	(169,779)	(343,404)	(159,147)	(15,672)	(13,054)
Minority interest	230	(11,577)	(796)	(610)	1,345
Provision (benefit) for taxes	13,395	4,475	(5,398)	(2,153)	5,707

Loss before extraordinary gain and cumulative effect of an accounting change	(183,404)	(336,302)	(152,953)	(12,909)	(20,106)
Extraordinary gain on purchase of minority interest in Luminent, Inc., net of tax	—	9,949	—	—	—
Cumulative effect of an accounting change	(296,355)	—	—	—	—

Net loss	$(479,759)	$(326,353)	$(152,953)	$(12,909)	$(20,106)

Basic and diluted loss per share	$(5.25)	$(4.27)	$(2.33)	$(0.24)	$(0.38)
Basic and diluted weighted average shares outstanding	91,421	76,369	65,669	53,920	53,064

As of December 31,	2002	2001	2000	1999	1998

Balance Sheet Data:
Cash and cash equivalents	$100,618	$164,676	$210,080	$34,330	$20,692
Working capital	91,188	175,368	366,752	106,425	115,318
Total assets	284,803	864,495	1,097,621	314,533	320,192
Total long-term liabilities	4,056	102,254	154,504	94,409	94,317
Stockholders’ equity	154,476	584,676	781,555	166,815	174,429

24	MRV Communications, Inc. Annual Report 2002

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with Consolidated Condensed Financial Statements and Notes thereto included elsewhere in this Form 10-K. In addition to historical information, the discussion in this Form 10-K contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors, including but not limited to, those set forth in the following and elsewhere in this Form 10-K. We assume no obligation to update any of the forward-looking statements after the date of this Form 10-K.

Overview

We design, manufacture, sell, distribute, integrate and support network infrastructure equipment and services, and optical components. We conduct our business along two principal segments: operating divisions and development stage enterprises. Our principal operating divisions provide equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and remote device management equipment as well as specialized networking products for defense and aerospace applications. We conduct our optical components business through our subsidiary: Luminent, Inc. Luminent designs, manufactures and sells optical communications components. These components include fiber optic transceivers, discrete lasers and LEDs, as well as components for Fiber-to-the-Home applications.

We market and sell our products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. In addition, we have operations in France, Italy, Switzerland and Sweden that provide network system design, integration and distribution services that include our products, as well as products manufactured by third-party vendors. Such specialization enhances access to customers and allows us to penetrate targeted vertical and regional markets.

Revenues for the year ended December 31, 2002 were $252.5 million, compared to $332.8 million for the year ended December 31, 2001, a decrease of 24%. We reported a net loss of $479.8 million and $326.4 million for the years ended December 31, 2002 and 2001, respectively. A significant portion of these losses were due to charges for impairment of goodwill and other intangibles recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Accounting for Goodwill and Other Intangible Assets,” amortization of goodwill and other intangibles and deferred stock expense related to our acquisitions in 2000 and the employment arrangements that we entered into with Luminent’s former President and its former Chief Financial Officer in 2000. We expect to continue to amortize deferred stock expense through 2004. Effective January 1, 2002, we adopted SFAS No. 142, and we no longer amortize goodwill and intangibles with indefinite lives, but instead measure goodwill and intangibles for impairment at least annually, or when events indicate that impairment exists. We will continue to amortize intangible assets that we determine have definite lives over their useful lives. As required by SFAS No. 142, we performed the transitional impairment test on goodwill and other intangibles, which consisted of patents and assembled work forces. As a result of the transitional impairment test, we recorded a $296.4 million cumulative effect of an accounting change in 2002. In addition to the transitional impairment test, we reviewed our remaining goodwill and other intangibles as required annually pursuant to SFAS No. 142. As a result of the annual review, we further reduced the carrying amount of goodwill and other intangibles by recording an impairment charge of $72.7 million in 2002. We will perform our annual impairment review as of October 1st each year, commencing with this review. For the year ended December 31, 2002, we also recorded impairment charges of $11.7 million in connection with certain equity method investments, as the fair value of these assets was less than their carrying value. As a consequence of the current economic environment and potential impairment charges, we do not expect to report net income in the foreseeable future.

We divide and operate our business based on two reportable segments: operating divisions and development stage enterprises. We evaluate segment performance based on the revenues and the operating expenses of each segment. We do not track segment data or evaluate segment performance on additional financial information. As such, there are no separately identifiable segment assets nor are there any separately identifiable Statements of Operations data below operating income (expense). The operating divisions segment consists of substantially all of our overall revenue and includes our optical components, optical subsystems, optical networking solutions and network physical infrastructure products. The development stage enterprises segment develops optical components, subsystems and networks and products for the infrastructure of the Internet.

Our business involves reliance on foreign-based entities. Several of our divisions, outside subcontractors and suppliers are located in foreign countries, including Argentina, China, Denmark, France, Finland, Germany, Israel, Italy, Japan, Korea, the Netherlands, Norway, Russia, Singapore, South Africa, Switzerland, Sweden, Taiwan and the United Kingdom. During 2002, 2001 and 2000, foreign sales constituted 74%, 67%, and 63%, respectively, of our revenue. The vast majority of our foreign sales are to customers located in the European region. The remaining foreign sales are primarily to customers in the Asia Pacific region.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations following are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

MRV Communications, Inc. Annual Report 2002	25

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we use in applying the critical accounting policies. Certain of these critical accounting policies affect working capital account balances, including the policies for revenue recognition, allowance for doubtful accounts, inventory reserves and income taxes. These policies require that we make estimates in the preparation of our financial statements as of a given date. However, since our business cycle is relatively short, actual results related to these estimates are generally known within the six-month period following the financial statement date. Thus, these policies generally affect only the timing of reported amounts across two to three quarters.

Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances that would result in materially different amounts being reported.

Revenue Recognition. We generally recognize product revenue, net of sales discounts and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped “FOB shipping point” with no right of return. Sales of services and system support are deferred and recognized ratably over the contract period. Sales with contingencies, such as right of return, rotation rights, conditional acceptance provisions and price protection are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. We generally warrant our products against defects in materials and workmanship for one year. The estimated costs of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience. Our major revenue-generating products consist of: passive and active optical components; switches and routers; remote device management products; and network physical infrastructure equipment.

Allowance for Doubtful Accounts. We make ongoing estimates relating to the collectibility of our accounts receivable and maintain a reserve for estimated losses resulting from the inability of our customers to meet their financial obligations to us. In determining the amount of the reserve, we consider our historical level of credit losses and make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. Since we cannot predict future changes in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, a larger reserve may be required. In the event we determined that a smaller or larger reserve was appropriate, we would record a credit or a charge to selling and administrative expense in the period in which we made such a determination.

Inventory Reserves. We also make ongoing estimates relating to the market value of inventories, based upon our assumptions about future demand and market conditions. If we estimate that the net realizable value of our inventory is less than the cost of the inventory recorded on our books, we record a reserve equal to the difference between the cost of the inventory and the estimated market value. This reserve is recorded as a charge to cost of goods sold. If changes in market conditions result in reductions in the estimated market value of our inventory below our previous estimate, we would increase our reserve in the period in which we made such a determination and record a charge to cost of goods sold.

Goodwill and Other Intangibles. We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. In accordance with SFAS No. 142, we will no longer amortize goodwill and intangible assets with indefinite lives, but instead will measure these assets for impairment at least annually, or when events indicate that impairment exists. We will continue to amortize intangible assets that have definite lives over their useful lives.

Income Taxes. As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our Balance Sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the Statements of Operations.

Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Management continually evaluates its deferred tax asset as to whether it is likely that the deferred tax assets will be realized. If management ever determined that its deferred tax asset was not likely to be realized, a write-down of that asset would be required and would be reflected in the provision for taxes in the accompanying period.

Transactions With Stock of Luminent

In November 2000, our subsidiary, Luminent, completed the initial public offering of its common stock, selling 12.0 million shares at $12.00 per share for net proceeds of approximately $132.3 million. Luminent designs, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the metropolitan and access segments of the communications networks. While we had planned to distribute all of our shares of Luminent common stock to our stockholders, unfavorable business and economic conditions in the fiber optic, data networking and telecommunications industries and the resulting adverse effects on the market prices of our common stock and Luminent common stock, caused us to determine to abandon the distribution and effect a short-form merger of Luminent into one of our wholly-owned subsidiaries, thereby eliminating public ownership of Luminent. This merger was completed on December 28, 2001.

In July 2000, we entered into employment agreements with Luminent’s former President and its former Chief Financial Officer. The agreements

26	MRV Communications, Inc. Annual Report 2002

Management’s Discussion and Analysis of Financial Condition and Results of Operations

provide for annual salaries, performance bonuses and combinations of stock options to purchase shares of our common stock and Luminent’s common stock. As part the merger of Luminent discussed above, all stock options to purchase Luminent common stock were converted into stock options to purchase our common stock based on the exchange ratio established for the merger. The stock options were granted to Luminent’s executives at exercise prices below market value, resulting in deferred stock expense. Luminent’s President resigned in September 2001 and its Chief Financial Officer resigned in June 2002. The resignations were considered by the parties to be terminations other than for cause under the employment agreements, providing severance benefits based on the employment agreements, and the vesting of all of the unvested Luminent options. The stock options are now exercisable at various dates through June 2004.

Restructuring costs

In the second quarter of 2001, when Luminent’s common stock was still publicly traded, Luminent’s management approved and implemented a restructuring plan and other actions in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions primarily involved the reduction of facilities in the U.S. and in Taiwan, the reduction of workforce, the abandonment of certain assets and the cancellation and termination of purchase commitments. These actions are expected to realign Luminent’s business based on current and near term growth rates. All of these actions are expected to be completed by the end of 2003.

Employee severance costs and related benefits of $1.3 million are related to approximately 750 layoffs through December 31, 2002, bringing Luminent’s total workforce to approximately 472 employees as of December 31, 2002. Affected employees came from all divisions and areas of Luminent. The majority of affected employees were in the manufacturing group.

A summary of the restructuring costs and the remaining liability through and as of December 31, 2002 is as follows (in thousands):

	2001 Provision	Utilized	Adjustment (1)	Remaining Provision

Exit costs:
Closed and abandoned facilities	$2,317	$527	$—	$1,790
Purchase commitments	5,705	1,519	(1,474)	2,712

	8,022	2,046	(1,474)	4,502
Employee severance costs	655	221	(434)	—

	$8,677	$2,267	$(1,908)	$4,502

	Original Provision	Utilized	2001 Provision

Exit costs:
Asset impairment	$10,441	$10,441	$—
Closed and abandoned facilities	2,405	88	2,317
Purchase commitments	6,173	468	5,705

	19,019	10,997	8,022
Employee severance costs	1,281	626	655

	$20,300	$11,623	$8,677

(1)	Includes $837,000 in reduction of future liabilities based on negotiations with vendors and in usage of previously reserved purchase commitments for inventory and equipment. The provisions previously recognized for these items have been reversed during the year ended December 31, 2002. In connection with the sale of FOCI and QOI, $1.1 million in restructuring charges are no longer included in the remaining obligation as they were assumed by the buyers.

MRV Communications, Inc. Annual Report 2002	27

Management’s Discussion and Analysis of Financial Corporation and Results of Operations

A summary of the restructuring costs by line item for the years ended December 31, 2002 and 2001 is as follows (in thousands):

	2002	2001

Exit Costs:
Cost of goods sold	$(837)	$6,173
Restructuring costs	—	14,111
Other income (expense), net	—	16

	$(837)	$20,300

Market Conditions and Current Outlook

Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for optical components and network infrastructure products and services. The unfavorable economic conditions and reduced capital spending has detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and may continue to affect them for the remainder of 2003 and thereafter.

Results of Operations

The following table sets forth, for the periods indicated, our statements of operations data expressed as a percentage of revenues.

Year Ended December 31,	2002	2001	2000

Revenue	100%	100%	100%
Cost of goods sold	67	80	64
Gross profit	33	20	36
Operating costs and expenses:
Product development and engineering	20	28	23
Selling, general and administrative	36	45	39
Amortization of intangibles	—	38	21
Impairment of goodwill and other intangibles	29	—	—
Impairment of long-lived assets	7	—	—
Restructuring costs	—	4	—
Total operating costs and expenses	91	116	83
Operating loss	(58)	(96)	(47)
Other expense, net	9	7	3
Loss before minority interest, provision for taxes, extraordinary gain and cumulative effect of an accounting change	(67)	(103)	(50)
Minority interest	—	(3)	—
Provision (benefit) for taxes	5	1	(2)
Loss before extraordinary gain and cumulative effect of an accounting change	(73)	(101)	(48)
Extraordinary gain on purchase of minority interest in Luminent,Inc., net of tax	—	3	—
Cumulative effect of an accounting change	(117)	—	—
Net loss	(190)	(98)	(48)

28	MRV Communications, Inc. Annual Report 2002

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management discussion and analysis refers to and analyzes our results of operations into two segments as defined by our management. These two reportable segments are operating divisions and development stage enterprises, which includes all start-up activities.

Year Ended December 31, 2002 (“2002”) Compared To Year
Ended December 31, 2001 (“2001”)

Revenue

Operating divisions. Revenues for 2002 decreased $80.3 million, or 24%, to $252.5 million from $332.8 million for 2001. The decrease was due to the worldwide economic slowdown in general and specifically the downturn in telecommunication spending. Our revenues by product group for 2002 and 2001 were as follows (in thousands):

	2002	2001

Optical passive component	$28,693	$39,010
Optical active component	51,343	97,653
Switches and routers	57,571	74,675
Remote device management products	17,361	18,987
Network physical infrastructure equipment	55,570	59,902
Services	21,444	18,934
Other network products	20,550	23,683

	$252,532	$332,844

Revenues generated from optical passive and active components decreased $56.6 million, or 41%, to $80.0 million for 2002 as compared to $136.7 million for 2001. The decrease in optical components revenues was a result of the downturn in the communications equipment industry and specifically the optical components sector. Revenues generated from our switches and routers decreased $17.1 million, or 23%, to $57.6 million for 2002 as compared to $74.7 million for 2001. Revenues generated from our remote device management products decreased $1.6 million, or 9%, to $17.4 million for 2002 as compared to $19.0 million for 2001. Revenues generated from our network physical infrastructure products decreased $4.3 million, or 7%, to $55.6 million for 2002 as compared to $59.9 million for 2001. Revenues generated from services increased $2.5 million, or 13%, during 2002 to $21.4 million from $18.9 million for 2001.

Our revenues by geographical region for 2002 and 2001 were as follows (in thousands):

	2002	2001

United States	$64,675	$108,550
Europe	157,998	176,745
Asia Pacific	28,560	42,925
Other	1,299	4,624

	$252,532	$332,844

Revenues to the United States decreased $43.9 million, or 40%, for 2002, to $64.7 million as compared to $108.6 million for 2001. Revenues to Asia Pacific decreased $14.4 million, or 34%, for 2002 to $28.6 million as compared to $42.9 million for 2001. Revenue to Europe decreased $18.7 million, or 11%, for 2002 to $158.0 million as compared to $176.7 million for 2001.

Development stage enterprises. No significant revenues were generated by these entities for 2002 and 2001.

Gross Profit

Gross profit is equal to our revenues less our cost of goods sold. Our cost of goods sold includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method.

Operating divisions. Gross profit for 2002 was $83.0 million, compared to gross profit of $65.5 million for 2001. Gross profit improved by $17.5 million, or 27%, for 2002 as compared to 2001.

Our gross margins (defined as gross profit as a percentage of revenues) are generally affected by price changes over the life of the products and the overall mix of products sold. Higher gross margins are generally expected from new products and improved production efficiencies as a result of increased utilization. Conversely, prices for existing products generally will continue to decrease over their respective life cycles.

Our gross margin increased to 33% for 2002, compared to gross margin of 20% for 2001. The improvement in gross margin was attributed to improved operating efficiencies realized during 2002 and the effect of write-off of inventory and other market-related one-time charges of $35.4 million taken by Luminent during 2001. During 2002, our gross profit was favorably impacted by recapturing accelerated deferred stock expense due to terminations primarily through the sale of FOCI and QOI totaling $879,000. Deferred stock expense for 2001 totaled $7.8 million.

Development stage enterprises. No significant gross margins were produced by these entities for 2002 and 2001.

Product Development and Engineering

Product development and engineering expenses decreased 48%, to $49.4 million for 2002 as compared to $94.8 million for 2001.

Operating divisions. Product development and engineering expenses from our operating divisions were $31.5 million, or 13% of revenues, for 2002, as compared to $49.1 million, or 15% of revenues, for 2001. This represents a decrease of $17.6 million, or 36%, for 2002. These expenses include $551,000 and $14.0 million for 2002 and 2001, respectively, of non-cash deferred stock expense. We continued to consolidate our operations and product development and engineering and as a result, we have realized substantial costs savings.

Development stage enterprises. Product development and engineering expenses of the development stage enterprises were $17.8 million, or 7% of revenues, for 2002, as compared to $45.7 million, or 14% of revenues, for 2001. This represents a decrease of $27.9 million, or 61%, for 2002. The decrease is due to cost reduction efforts, which improved efficiency.

MRV Communications, Inc. Annual Report 2002	29

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Selling, General and Administrative (SG&A)

SG&A expenses decreased $60.6 million to $90.0 million for 2002, compared to $150.7 million for 2001. SG&A expenses were 36% and 45% of revenues for 2002 and 2001, respectively. These expenses include $6.9 million and $47.3 million for 2002 and 2001, respectively, of non-cash deferred stock expense.

Operating divisions. SG&A expenses decreased 38% over the prior period to $84.6 million for 2002. SG&A expenses were 34% and 41% of our revenue for 2002 and 2001, respectively. These expenses include $6.9 million and $47.3 million for 2002 and 2001, respectively, of non-cash deferred stock expense. These absolute dollar decreases are mainly due to the reduction of overhead expenses to align operations with current revenue levels.

Development stage enterprises. SG&A expenses decreased 64% over the prior period to $5.5 million for 2002, as compared to $15.0 million for 2001. SG&A expenses for these entities decreased due to reductions in overhead expenses.

Amortization Of Intangibles

Operating divisions. Amortization of intangibles decreased to $140,000 for 2002, as compared to $126.5 million for 2001. The decrease of $126.4 million was the result of our adoption of SFAS No. 142, which we adopted effective January 1, 2002. As a consequence, we no longer amortize goodwill and intangibles with indefinite lives, but instead measure goodwill and other intangibles for impairment at least annually, or when events indicate that impairment exists. We will continue to amortize intangible assets we determine to have definite lives over their useful lives. As required by SFAS No. 142, we performed the transitional impairment test on goodwill and other intangibles, which consisted of patents and assembled work forces. As a result of the transitional impairment test, we recorded a $296.4 million cumulative effect of an accounting change in 2002. In addition to the transitional impairment test, we reviewed our remaining goodwill and other intangibles as required annually pursuant to SFAS No. 142. As a result of the annual review, we further reduced the carrying amount of goodwill and other intangibles by recording an impairment charge of $72.7 million during the third quarter of 2002. We will perform our annual impairment review as of October 1st each year, commencing with this review.

Development stage enterprises. No significant amortization of intangibles was recorded for these entities for 2002 and 2001.

Other Expense, Net

In June 1998, we issued $100.0 million principal amount of 5% convertible subordinated notes (the Notes) due in June 2003. The Notes were offered in a 144A private placement to qualified institutional investors at the stated amount, less a selling discount of 3%. During 2002, we retired $57.2 million in Notes in exchange for $19.7 million in cash and 12.3 million shares of our common stock. For 2002, we recognized a loss on the extinguishment of the Notes of $1.4 million, net of associated taxes.

This loss includes a $6.6 million loss recognized in accordance with the Emerging Issues Task Force (“EITF”) Issue 02-15 released in September 2002. See “Recently Issued Accounting Standards.” We incurred $3.2 million and $4.5 million in interest expense relating to the Notes for 2002 and 2001, respectively.

We account for certain unconsolidated subsidiaries using the cost and equity methods. The increase in other expense, net of $688,000 to $23.5 million for 2002 is primarily attributable to impairment charges of $11.7 million on our investments in these subsidiaries, $4.3 million from our share of losses from our unconsolidated subsidiaries and interest expense of $3.2 million associated with the termination of our interest rate swap, partially offset by interest income. Our share of losses from our unconsolidated subsidiaries was $7.8 million for 2001. During 2001, impairment charges related to our investments totaled $9.2 million.

Provision For Taxes

We record valuation allowances against our deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Realization of deferred tax assets (such as net operating loss carryforwards and income tax credits) is dependent on future taxable earnings and is therefore uncertain. At least quarterly, we assess the likelihood that our deferred tax asset balance will be recovered from future taxable income. To the extent we believe that recovery is unlikely, we establish a valuation allowance against our deferred tax asset, increasing our income tax expense in the period such determination is made. The provision for taxes for 2002 was $13.4 million, compared to a provision for taxes of $4.5 million for 2001. During 2002, we recorded an additional valuation allowance (tax expense) totaling $21.2 million relating to the expected realization of our deferred income tax assets based on likely future recovery. Our tax expense fluctuates primarily due to the tax jurisdictions where we currently have operating facilities and the varying tax rates in those jurisdictions. For 2002, there was no benefit provided for net operating losses.

Year ended December 31, 2001 (“2001”) Compared To Year ended December 31, 2000 (“2000”)

Revenue

Operating divisions. Revenue for 2001 increased $13.5 million, or 4%, to $332.8 million from $319.4 million for 2000. Revenue generated through our acquisitions for 2001 increased $21.7 million, or 56%, to $60.3 million from $38.6 million for the prior year. Revenue from our existing business generated $272.5 million and $280.8 million for 2001 and 2000, respectively. This change represents a decrease of $8.3 million, or 3%, for 2001. Revenue generated from our optical passive components increased $9.9 million, or 34%, over the prior year. This increase offsets decreases in revenue from our switch and routers, which decreased $6.1 million, or 8%. Revenue to the European Community and the Pacific Rim together increased $24.9 million, or 13%, for 2001.

Development stage enterprises. No significant revenues were generated by these entities for 2001 and 2000.

30	MRV Communications, Inc. Annual Report 2002

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Gross Profit

Operating divisions. Gross profit for 2001 was $65.5 million, compared to gross profit of $116.0 million for 2000. Gross profit decreased $50.6 million, or 44%, for 2001 over 2000.

Our gross margin decreased to 20% for 2001, compared to gross margin of 36% for 2000. The decrease in gross margin was partially attributed to a write-off of inventory and other charges of $35.4 million taken by Luminent during 2001. The decrease in gross margin in 2001 was also affected by reductions in inventory value to record inventory at the lower of cost or market at MRV’s networking and other operating subsidiaries totaling $8.3 million. In addition, certain profitable, but low-margin projects in Europe contributed to the reduction in gross margin for 2001. Furthermore, our gross margin was affected by deferred stock expense of $7.8 million for the current year.

Development stage enterprises. No significant gross margins were produced by these entities for 2000 and 2001.

Product Development and Engineering

Product development and engineering expenses increased 28%, to $94.8 million for 2001 from $74.1 million for 2000.

Operating divisions. Product development and engineering expenses from our operating divisions were $49.1 million, or 15% of revenues, for 2001, as compared to $32.6 million, or 10% of revenues, for 2000. This represents an increase of $16.5 million, or 51%, for 2001. These expenses include deferred stock expense of $14.0 million and $13.3 million for 2001 and 2000, respectively.

Development stage enterprises. Product development and engineering expenses of the development stage enterprises were $45.7 million, or 14% of revenues, for 2001, as compared to $41.5 million, or 13% of revenues, for 2000. This represents a decrease of $4.2 million, or 10% of revenues, for 2001.

Selling, General and Administrative (SG&A)

SG&A expenses increased 21% to $150.7 million for 2001, compared to $124.7 million for 2000. SG&A expenses were 45% of revenues for 2001 compared to 39% of revenues for 2000. These expenses include Luminent’s restructuring and other one-time charges of $14.1 million and deferred stock expense of $47.3 million for 2001 and deferred stock expense of $38.4 million for 2000.

Operating divisions. SG&A expenses increased 9% over prior year to $135.7 million for 2001. SG&A expenses were 41% and 39% of our revenue for 2001 and 2000, respectively. These expenses include Luminent’s restructuring and other one-time charges of $14.1 million and deferred stock expense of $47.3 million for 2001 and deferred stock expense of $38.4 million for 2000. These decreases are mainly due to the reduction of overhead expenses.

Development stage enterprises. During 2001, the development stage enterprises began to develop their administrative capabilities and reported $15.0 million. These companies did not report SG&A expenses during 2000.

Amortization Of Goodwill and Other Intangibles

Operating divisions. Amortization of goodwill and other intangibles increased to $126.5 million for 2001, from $66.8 million for 2000. The increase of approximately $45.5 million was the result of the timing of our acquisitions, which occurred principally from April 24 to July 21, 2000, and an additional $14.2 million of impairment charges. The goodwill and other intangibles was considered impaired as the anticipated undiscounted cash flows from these assets was less than their carrying values. The remaining carrying value of goodwill and other intangibles was not impaired based on this analysis. This analysis requires us to use significant judgment and make assumptions regarding the future cash flows expected to result from the use of the assets and their eventual disposition. While we believe the carrying values are realizable based on our analysis, changes in the assumptions used in our cash flows models could have resulted in significantly different results (See Recently Issued Accounting Pronouncements, below.).

Development stage enterprises. No amortization of goodwill and other intangibles was recorded for these entities for the years ended December 31, 2001 and 2000.

Other Expense, Net

In June 1998, we issued $100 million principal amount of 5% Notes due in June 2003. The Notes were offered in a 144A private placement to qualified institutional investors at the stated amount, less a selling discount of 3%. In late 1998, we repurchased $10.0 million principal amount of these Notes at a discount from the stated amount. We incurred $4.5 million in interest expense relating to the Notes during 2001 and 2000.

The increase in other expense from $8.8 million to $11.2 million for 2001 is primarily attributed to interest expense from our financing obligations, our share of losses from our unconsolidated subsidiaries of $7.8 million and impairment charges of $9.2 million on our investments for 2001, partially offset by interest income and minority interest. Our share of losses from our unconsolidated subsidiaries was $7.3 for 2000.

Gain on Purchase of Minority Interest, Net of Tax

In December 2001, we reacquired 8% minority interest of Luminent that we did not own that was created through Luminent’s November 2000 initial public offering by merging Luminent into one of our wholly owned subsidiaries. In the merger, we merger we exchanged 0.43 shares of MRV common stock, or 5.2 million shares, for 12.0 million shares of Luminent common stock. Our common stock had a fair value of $16.9 million, based on the average market price of our common stock five days before

MRV Communications, Inc. Annual Report 2002	31

Management’s Discussion and Analysis of Financial Condition and Results of Operations

and after the terms were determined. Consequently, we recorded an extraordinary gain from this merger of $9.9 million, net of tax, equal to the excess minority interest reduced over the fair value paid, net of our costs incurred to effect this merger.

Recently Issued Accounting Standards

In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. We adopted this statement effective January 1, 2002, and the immediate impact of the adoption of this statement was the recognition of an impairment on long-lived assets totaling $17.0 million, which has been included in the determination of operating loss in the accompanying Statements of Operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement, among other amendments and corrections, rescinds Statement 4, “Reporting Gains and Losses from Extinguishment of Debt – an amendment of APB Opinion 30,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion 30 will now be used to classify those gains and losses. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early application encouraged. We have adopted this statement for the year ended December 31, 2002, and the immediate impact of its application was the inclusion of the gains and losses on the extinguishment of debt in other expense, net in the accompanying Statements of Operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability is recognized at the date an entity commits to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be effective for any exit and disposal activities initiated after December 31, 2002. We have reviewed this statement and do not expect a material impact on our financial position, results of operations or cash flows.

In September 2002, the EITF released Issue 02-15, “Determining Whether Certain Conversions of Convertible Debt to Equity Securities Are within the Scope of FASB Statement No. 84.” The EITF reached a consensus that SFAS No. 84, “Induced Conversions of Convertible Debt” applies to all conversions of convertible debt that (a) occur pursuant to changed conversion privileges that are exercisable only for a limited period of time and (b) include the issuance of all of the equity securities issuable pursuant to conversion privileges included in the terms of the debt at issuance for each debt instrument that is converted, regardless of the party that initiates the offer or whether the offer relates to all debt holders. EITF Issue 02-15 applies prospectively to conversion transactions completed after September 12, 2002. As a result of this Issue, we recorded a loss of $6.6 million in December 2002 for the exchange of 4.5 million shares of common stock for $7.5 million principal amount of Notes.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an Amendment of FASB Statement No. 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirement of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted this statement and its adoption did not have a material impact on our financial position, results of operations or cash flows.

Liquidity and Capital Resources

Cash and cash equivalents were $100.6 million as of December 31, 2002, a decrease of $64.1 million from cash and cash equivalents of $164.7 million as of December 31, 2001. The decrease in cash and cash equivalent is substantially the result of paying off $50.0 million of long-term debt, $19.7 million of convertible subordinated notes, terminating our interest rate swap for $3.2 million, net payments on short-term obligations of $3.1 million and the repurchase of our common stock of $1.1 million, partially offset by cash received from the disposition of FOCI and QOI totaling $5.7 million and $7.1 million in income tax refunds received in 2002. The following table illustrates our current cash position, which we define as cash, cash equivalents, time deposits and short-term and long-term marketable securities, as it relates to our current debt position, which we define as all short-term and long-term obligations including our convertible subordinated notes, as of December 31, 2002 and 2001 (in thousands):

	2002	2001

Cash
Cash and cash equivalents	$100,618	$164,676
Short-term marketable securities	11,738	46,696
Time deposits	2,789	9,341
Long-term marketable securities	1,447	—

	116,592	220,713
Debt
Current portion of long-term debt	393	52,226
Convertible subordinated notes	32,418	89,646
Short-term obligations	7,000	18,679
Long-term debt	390	8,871

	40,201	169,422

Excess cash versus debt	$76,391	$51,291

Ratio of cash versus debt	2.9 to 1	1.3 to 1

Our working capital as of December 31, 2002 was $91.2 million compared to $175.4 million as of December 31, 2001. Our ratio of current assets

32	MRV Communications, Inc. Annual Report 2002

Management’s Discussion and Analysis of Financial Condition and Results of Operations

to current liabilities as of December 31, 2002 was 1.8 to 1.0 compared to 2.0 to 1.0 as of December 31, 2001. The decrease in working capital is substantially attributed to our consolidated net operating losses and the classification, beginning at June 30, 2002, of our convertible subordinated notes, which are due in June 2003, as a current liability. As of December 31, 2002 and December 31, 2001, we did not have any “off-balance sheet” financing arrangements.

Cash used in operating activities was $1.4 million for the year ended December 31, 2002, as compared to cash used in operating activities of $24.1 million for the year ended December 31, 2001. Cash used in operating activities is a result of our net operating loss of $479.8 million, adjusted for non-cash items such as the cumulative effect of an accounting change, impairment losses on goodwill and other intangibles, cost and equity method investments, and long-lived assets, depreciation and amortization, deferred stock expense, deferred income taxes, and offset by cash generated from operating assets and liabilities. Cash used in operating activities were positively affected by decreased time deposits, accounts receivables, inventories and other assets partially offset by decreases in accounts payable and accrued liabilities, during the period. The decrease in accounts receivable is due to lower revenue volumes coupled with increased collection efforts, while the decrease in inventory is primarily the result of the utilization of inventories on hand. Decreases in accounts payable and accrued liabilities are the result of the dramatic slowdown in the communications equipment industry and reductions in overhead expenses.

Cash flows generated from investing activities were $21.4 million for the year ended December 31, 2002, compared to cash used in investing activities of $53.1 million for the year ended December 31, 2001. Cash flows generated from investing activities for the year ended December 31, 2002 were the result of the maturity of short and long-term investments of $33.4 million and cash received from the sale of FOCI and QOI of $5.7 million, offset by capital expenditures of $13.9 million. As of December 31, 2002, we had no plans for major capital expenditures. Cash flows used in investing activities for the prior period resulted from the net cash used for capital expenditures and investments in equity method subsidiaries, offset by the net cash provided by the maturity of investments.

Cash flows used in financing activities were $79.5 million for the year ended December 31, 2002, as compared to cash provided in financing activities of $31.9 million for the year ended December 31, 2001. Cash used in financing activities was primarily the result of paying off $52.5 million of long-term debt, paying off $19.7 million of convertible subordinated notes, terminating our interest rate swap for $3.2 million, net payments on short-term obligations of $3.1 million and the repurchase of our common stock of $1.1 million. Cash flows provided by financing activities in 2001 represent the cash received through borrowings on our short-term obligations and the exercise of stock options, offset by payments on our short-term and long-term obligations.

On November 10, 2000, Luminent completed the initial public offering of its common stock, selling 12.0 million shares at $12 per share. This initial public offering raised net proceeds of approximately $132.3 million. In December 2001, we reacquired, through a short-form merger, the minority interest of Luminent, representing approximately 8% of Luminent’s outstanding common stock. Following this merger, we increased our liquidity based on Luminent’s cash, cash equivalents, restricted cash and cash equivalents and short-term investments on hand as of the consummation of the merger, or $107.7 million at December 31, 2001.

In June 1998, we issued $100.0 million principal amount of 5% convertible subordinated notes (the “Notes”) due in June 2003, in a private placement raising net proceeds of $96.4 million. The share (equivalent to a conversion rate of approximately 73.94 share per $1,000 principal amount of Notes), representing an initial conversion premium of 24% for a total of approximately 7.4 million shares of our common stock. The Notes bear interest at 5% per annum, which is payable semi-annually on June 15 and December 15 of each year. The Notes have a five-year term and have been callable by us since June 15, 2001. The premiums payable to call these Notes are 102% of the outstanding principal amount during the 12 months ending June 14, 2002 and 101% during the 12 months ending June 14, 2003, plus accrued interest through the date of redemption. During 2002, we retired 57.2 million in Notes in exchange for $19.7 million in cash and 12.3 million shares of our common stock. For 2002, we recognized a loss on the extinguishment of the Notes of $1.4 million, net of associated taxes. This loss includes a $6.6 million loss recognized in accordance with EITF Issue 02-15 released in September 2002. See “Recently Issued Accounting Standards.”

The following table illustrates our total contractual cash obligations as of December 31, 2002 (in thousands):

Cash Obligations	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years

Short-term obligations	$7,000	$7,000	$—	$—	$—
Long-term debt	783	393	323	67	—
Convertible subordinated notes	32,418	32,418	—	—	—
Unconditional purchase obligations	9,165	9,165	—	—	—
Operating leases	30,690	8,907	10,937	5,659	5,187

Total contractual cash obligations	$80,056	$57,883	$11,260	$5,726	$5,187

MRV Communications, Inc. Annual Report 2002	33

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our total contractual cash obligations as of December 31, 2002, were $80.1 million, of which, $57.9 million are due within the next 12 months. These total contractual cash obligations primarily consist of short-term obligations including our convertible subordinated notes, long-term financing obligations, operating leases for our equipment and facilities and unconditional purchase obligations for necessary raw materials. Historically, these obligations have been satisfied through cash generated from our operations or other avenues (see discussion below), and we expect that this will continue to be the case.

Our unconditional purchase obligations are to secure the necessary raw materials and components required for production of our products. As part of Luminent’s restructure plan (see our discussion above and the Notes to our Financial Statements), $2.7 million in unconditional purchase obligations have been recorded as a liability and Luminent is in negotiations to cancel or renegotiate contracts that are no longer required due to its significantly reduced orders for optical components and sales projections. The remaining purchase commitments are part of our ordinary course of business.

We believe that our cash on hand and cash flows from operations will be sufficient to satisfy our working capital, capital expenditures and product development and engineering requirements for at least the next 12 months. However, we may choose to obtain additional debt or equity financing if we believe it appropriate. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, market acceptance of our products and acquisitions.

34	MRV Communications, Inc. Annual Report 2002

Quantitative and Qualitative Disclosures About Market Risks

Quanititative and Qualitative Disclosures About Market Risks

Market Risks

Market risk represents the risk of loss that may impact our Consolidated Financial Statements through adverse changes in financial market prices and rates and inflation. Our market risk exposure results primarily from fluctuations in interest rates and foreign exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and have not historically hedged these risks through the use of derivative financial instruments. The term hedge is used to mean a strategy designed to manage risks of volatility in prices or interest and foreign exchange rate movements on certain assets, liabilities or anticipated transactions and creates a relationship in which gains or losses on derivative instruments are expected to counter-balance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks.

Interest Rates. We are exposed to interest rate fluctuations on our investments, short-term borrowings and long-term obligations. Our cash and short-term investments are subject to limited interest rate risk, and are primarily maintained in money market funds and bank deposits. Our variable-rate short-term borrowings are also subject to limited interest rate risk due to their short-term maturities. Our long-term obligations were entered into with fixed and variable interest rates. In connection with our $50.0 million variable-rate term loan due in 2003, we entered into a specific hedge, an interest rate swap, to modify the interest characteristics of this instrument. The interest rate swap was used to reduce our cost of financing and the fluctuations in the aggregate interest expense. The notional amount, interest payment and maturity dates of the swap match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related debt. In February 2002, we paid off our $50.0 million term loan and terminated our interest rate swap for $3.2 million. To date, we have not entered into any other derivative instruments, however, as we continue to monitor our risk profile, we may enter into additional hedging instruments in the future.

Foreign Exchange Rates. We operate on an international basis with a portion of our revenues and expenses being incurred in currencies other than the U.S. dollar. Fluctuation in the value of these foreign currencies in which we conduct our business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. We cannot predict the effect of exchange rate fluctuations upon future operating results. However, because we have expenses and revenues in each of the principal functional currencies, the exposure to our financial results to currency fluctuations is reduced. We have not historically attempted to reduce our currency risks through hedging instruments, however, we may do so in the future.

Inflation. We believe that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on our sales or operating results or on the prices of raw materials. However, in view of our recent expansion of operations in Taiwan, Israel and other countries, which have experienced greater inflation than the United States, there can be no assurance that inflation will not have a material adverse effect on our operating results in the future.

MRV Communications, Inc. Annual Report 2002	35

Financial Statements

Financial Statements

Report of Ernst & Young LLP, Independent Auditors

To the Stockholders of MRV Communications, Inc.

We have audited the accompanying consolidated balance sheet of MRV Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of MRV Communications, Inc., for the fiscal years ended December 31, 2001 and 2000, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements in their report dated February 12, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MRV Communications, Inc. and subsidiaries as of December 31, 2002 and the consolidated results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the consolidated financial statements, MRV Communications, Inc. changed its method of accounting for purchased goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142 during the first quarter of fiscal 2002. As discussed above, the financial statements of MRV Communications, Inc. as of December 31, 2001 and 2000, and for the years then ended were audited by other auditors who have ceased operations. As described in Note 3, these financial statements have been updated to include the transitional disclosures required by SFAS No. 142, “Goodwill and Other Intangible Assets,” which was adopted by MRV as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 3 for fiscal 2001 and 2000 included (i) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense (including any related tax effects) recognized in those periods related to goodwill that are no longer being amortized to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related net loss-per-share amounts. Our audit procedures with respect to the disclosures in Note 3 for fiscal 2001 and 2000 included (i) agreeing the goodwill and amortization amounts and the gross intangible assets and accumulated amortization amounts to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the tables. In our opinion, the disclosures for fiscal 2001 and 2000 in Note 3 related to the transitional disclosures of SFAS No. 142 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the Company’s financial statements for fiscal 2001 and 2000 other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the Company’s fiscal 2001 and 2000 financial statements taken as a whole.

Los Angeles, California
February 5, 2003

36	MRV Communications, Inc. Annual Report 2002

Financial Statements

This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with MRV Communications, Inc. filing on Form 10-K for the year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 10-K. See Exhibit 23.2 for further discussion. The balance sheet as of December 31, 2000, referred to in this report has not been included in the accompanying financial statements.

Report of Independent Public Accountants

To the Stockholders of MRV Communications, Inc.:

We have audited the accompanying consolidated balance sheets of MRV Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MRV Communications, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Los Angeles, California
February 12, 2002

MRV Communications, Inc. Annual Report 2002	37

Financial Statements

MRV Communications, Inc.
Statements of Operations

(In thousands, except per share data)

Year Ended December 31,	2002	2001	2000

Revenue	$252,532	$332,844	$319,394
Cost of goods sold	169,566	267,389	203,371

Gross profit	82,966	65,455	116,023
Operating costs and expenses:
Product development and engineering	49,358	94,813	74,078
Selling, general and administrative	90,047	150,674	124,700
Amortization of intangibles	140	126,484	66,814
Impairment of goodwill and other intangibles	72,697	—	—
Impairment of long-lived assets	17,038	—	—
Restructuring costs	—	14,111	—

Total operating costs and expenses	229,280	386,082	265,592

Operating loss	(146,314)	(320,627)	(149,569)
Other expense, net	23,465	22,777	9,578

Loss before minority interest, provision (benefit) for taxes, extraordinary gain and cumulative effect of an accounting change	(169,779)	(343,404)	(159,147)
Minority interest	230	(11,577)	(796)
Provision (benefit) for taxes	13,395	4,475	(5,398)

Loss before extraordinary gain and cumulative effect of an accounting change	(183,404)	(336,302)	(152,953)
Extraordinary gain on purchase of minority interest in Luminent, Inc., net of tax	—	9,949	—
Cumulative effect of an accounting change	(296,355)	—	—

Net loss	$(479,759)	$(326,353)	$(152,953)

Earnings per share:
Basic and diluted loss per share:
Loss before extraordinary gain, and cumulative effect of an accounting change	$(2.01)	$(4.40)	$(2.33)
Extraordinary gain	$—	$0.13	$—
Cumulative effect of an accounting change	$(3.24)	$—	$—
Net loss	$(5.25)	$(4.27)	$(2.33)
Weighted average number of shares:
Basic and diluted	91,421	76,369	65,669

The accompanying notes are an integral part of these financial statements.

38	MRV Communications, Inc. Annual Report 2002

Financial Statements

MRV Communications, Inc.
Balance Sheets

(In thousands, except par values)

As of December 31,	2002	2001

Assets
Current assets:
Cash and cash equivalents	$100,618	$164,676
Short-term marketable securities	11,738	46,696
Time deposits	2,789	9,341
Accounts receivable, net	50,965	55,106
Inventories	32,695	57,308
Other current assets	11,283	10,044

Total current assets	210,088	343,171
Property and equipment, net	35,169	72,012
Goodwill	29,740	343,904
Intangibles	135	51,408
Long-term marketable securities	1,447	—
Deferred income taxes	2,637	23,229
Investments	3,063	16,937
Other assets	2,524	13,834

	$284,803	$864,495

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$393	$52,226
Convertible subordinated notes	32,418	—
Short-term obligations	7,000	18,679
Accounts payable	41,308	48,586
Accrued liabilities	31,542	39,035
Deferred revenue	3,950	4,165
Other current liabilities	2,289	5,112

Total current liabilities	118,900	167,803
Long-term debt	390	8,871
Convertible subordinated notes	—	89,646
Other long-term liabilities	3,666	3,737
Minority interest	7,371	9,762
Commitments and contingencies

MRV Communications, Inc. Annual Report 2002	39

Financial Statements

MRV Communications, Inc.
Balance Sheets

(In thousands, except par values)

As of December 31 ,	2002	2001

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common stock, $0.0017 par value:
Authorized — 160,000 shares
Issued — 100,132 shares in 2002 and 82,824 in 2001
Outstanding — 98,965 shares in 2002 and 82,776 in 2001	168	141
Additional paid-in capital	1,149,635	1,118,942
Accumulated deficit	(977,442)	(497,683)
Deferred stock expense, net	(5,047)	(26,344)
Treasury stock, 1,215 shares in 2002 and 48 shares in 2001	(1,207)	(133)
Accumulated other comprehensive loss	(11,631)	(10,247)

Total stockholders’ equity	154,476	584,676

	$284,803	$864,495

The accompanying notes are an integral part of these balance sheets.

40	MRV Communications, Inc. Annual Report 2002

Financial Statements

MRV Communications, Inc.
Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In thousands)

	Common Stock		Additional
			Paid-in	Deferred	Accumulated	Treasury	Comprehensive
	Shares	Amount	Capital	Stock Expense	Deficit	Stock	Income (Loss)	Total

Balance, December 31, 1999	56,234	$96	$191,468	$—	$(18,377)	$(133)	$(6,239)	$166,815
Exercise of stock options and warrants	2,896	5	7,757	—	—	—	—	7,762
Tax benefit from exercise of stock options	—	—	11,417	—	—	—	—	11,417
Issuance of common stock in connection with acquisitions	14,123	25	639,172	—	—	—	—	639,197
Conversion of convertible subordinated notes	26	—	354	—	—	—	—	354
Effect of subsidiary equity transactions	—	—	49,679	—	—	—	—	49,679
Deferred stock expense	—	—	160,803	(160,803)	—	—	—	—
Amortization of deferred stock expense	—	—	—	59,941	—	—	—	59,941
Comprehensive loss:
Net loss	—	—	—	—	(152,953)	—	—	(152,953)
Translation adjustment	—	—	—	—	—	—	(657)	(657)

Comprehensive loss								(153,610)

Balance, December 31, 2000	73,279	126	1,060,650	(100,862)	(171,330)	(133)	(6,896)	781,555
Exercise of stock options and warrants	561	—	6,406	—	—	—	—	6,406
Issuance of common stock for purchase of Luminent, Inc.’s minority interest	5,160	9	16,845	—	—	—	—	16,854
Issuance of common stock in connection with acquisitions	1,247	2	19,719	—	—	—	—	19,721
Issuance of common stock in a private placement	2,529	4	19,501	—	—	—	—	19,505
Fair value of stock options issued for an investment	—	—	508	—	—	—	—	508
Fair value of stock options issued to a non-employee	—	—	535	—	—	—	—	535
Forfeited stock options	—	—	(13,038)	6,733	—	—	—	(6,305)
Deferred stock expense	—	—	7,816	(7,816)	—	—	—	—
Amortization of deferred stock expense	—	—	—	75,601	—	—	—	75,601
Comprehensive loss:
Net loss	—	—	—	—	(326,353)	—	—	(326,353)
Unrealized loss on interest rate swap	—	—	—	—	—	—	(3,198)	(3,198)
Translation adjustment	—	—	—	—	—	—	(153)	(153)

Comprehensive loss								(329,704)

MRV Communications, Inc. Annual Report 2002	41

Financial Statements

MRV Communications, Inc.
Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In thousands)

	Common Stock		Additional
			Paid-in	Deferred	Accumulated	Treasury	Comprehensive
	Shares	Amount	Capital	Stock Expense	Deficit	Stock	Income (Loss)	Total

Balance, December 31, 2001	82,776	141	1,118,942	(26,344)	(497,683)	(133)	(10,247)	584,676
Exercise of stock options and warrants	50	—	131	—	—	—	—	131
Issuance of common stock in connection with acquisitions	4,996	8	7,044	—	—	—	—	7,052
Issuance of common stock in exchange for convertible subordinated notes	12,310	21	38,211	—	—	—	—	38,232
Purchase of treasury stock	(1,167)	(2)	—	—	—	(1,074)	—	(1,076)
Forfeited stock options	—	—	(14,693)	2,990	—	—	—	(11,703)
Amortization of deferred stock expense	—	—	—	18,307	—	—	—	18,307
Comprehensive income (loss):
Net loss	—	—	—	—	(479,759)	—	—	(479,759)
Realized loss on interest rate swap	—	—	—	—	—	—	3,198	3,198
Translation adjustment	—	—	—	—	—	—	(4,582)	(4,582)

Comprehensive loss								(481,143)

Balance, December 31, 2002	98,965	$168	$1,149,635	$(5,047)	$(977,442)	$(1,207)	$(11,631)	$154,476

The accompanying notes are an integral part of these financial statements.

42	MRV Communications, Inc. Annual Report 2002

Financial Statements

MRV Communications, Inc.
Statements of Cash Flows

(In thousands)

Year Ended December 31,	2002	2001	2000

Cash flows from operating activities:
Net loss	$(479,759)	$(326,353)	$(152,953)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,169	140,554	77,871
Amortization of deferred stock expense, net of forfeited options	6,604	69,831	59,941
Provision for doubtful accounts	2,188	5,654	3,833
Deferred income taxes	20,592	15,134	(25,205)
Loss on extinguishment of debt	1,363	—	—
Impairment of goodwill and other intangibles	72,697	—	—
Cumulative effect of an accounting change	296,355	—	—
Loss on termination of interest rate swap	3,198	—	—
Realized gain on investment	—	—	(50)
Extraordinary gain on purchase of minority interest in Luminent, Inc.	—	(9,949)	—
(Gain) loss on disposition of property and equipment	243	(178)	16
Tax benefit from stock option exercises	—	—	11,417
Impairment of long-lived assets	17,038	7,787	—
Impairment of cost and equity method investments	11,741	9,166	—
Loss on equity method subsidiaries	4,283	10,790	—
Minority interests’ share of income	230	(11,557)	(796)
Changes in operating assets and liabilities, net of effects from acquisitions:
Time deposits	1,843	46,840	—
Accounts receivable	1,946	1,953	4,949
Inventories	24,613	19,697	(28,869)
Refundable income taxes	—	—	3,216
Other assets	11,404	4,532	(12,020)
Accounts payable	(6,996)	(7,502)	28,939
Accrued liabilities	(7,280)	1,321	4,890
Deferred revenue	(215)	2,695	175
Other current liabilities	375	(4,563)	(5,154)

Net cash used in operating activities	(1,368)	(24,148)	(29,800)
Cash flows from investing activities:
Purchases of property and equipment	(13,947)	(19,923)	(23,977)
Proceeds from sale of property and equipment	323	453	1,520
Purchases of investments	(4,150)	(33,581)	(21,566)
Proceeds from sale of FOCI and QOI	5,735	—	—
Proceeds from maturity of investments	33,426	—	97,704
Cash used in acquisitions, net or cash received	—	—	(44,517)

Net cash provided by (used in) investing activities	21,387	(53,051)	9,164

MRV Communications, Inc. Annual Report 2002	43

Financial Statements

MRV Communications, Inc.
Statements of Cash Flows

(In thousands)

Year Ended December 31,	2002	2001	2000

Cash flows from financing activities:
Net proceeds from equity transaction of Luminent, Inc.	—	—	132,290
Net proceeds from issuance of common stock	131	25,911	7,762
Payment for termination of interest rate swap	(3,198)	—	—
Borrowings on short-term obligations	63,303	39,034	35,887
Payments on short-term obligations	(66,368)	(29,459)	(35,949)
Borrowings on long-term obligations	—	—	62,696
Payments on long-term obligations	(52,495)	(2,718)	(4,165)
Repurchase of convertible subordinated notes	(19,721)	—	—
Purchase of treasury stock	(1,076)	—	—
Other long-term liabilities	(71)	(820)	—

Net cash provided by (used in) financing activities	(79,495)	31,948	198,521
Effect of exchange rate changes on cash and cash equivalents	(4,582)	(153)	(2,135)

Net increase (decrease) in cash and cash equivalents	(64,058)	(45,404)	175,750
Cash and cash equivalents, beginning of year	164,676	210,080	34,330

Cash and cash equivalents, end of year	$100,618	$164,676	$210,080

The accompanying notes are an integral part of these financial statements.

44	MRV Communications, Inc. Annual Report 2002

Financial Statements

MRV Communications, Inc.
Notes To Financial Statements
December 31, 2002

1.     Description of Business

MRV Communications, Inc, (a Delaware corporation, “MRV” or the “Company”) designs, manufactures, sells, distributes, integrates and supports network infrastructure equipment and services, and optical components. MRV conducts its business along two principal reportable segments: operating divisions and development stage enterprises. MRV’s principal operating units provide products used by commercial customers, governments and telecommunications service providers, and include switches, routers, optical transport systems, and remote presence equipment as well as specialized networking products for defense and aerospace applications. MRV conducts its optical components business through its subsidiary Luminent, Inc. Luminent designs, manufactures and sells optical communications components. These components include fiber optic transceivers, discrete lasers and LEDs, as well as components for Fiber-to-the-Home applications.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements include the accounts of MRV and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. MRV consolidates the financial results of related development stage enterprises when it has effective control, voting control or has provided the entity’s working capital. When others invest in these enterprises reducing its voting control below 50%, MRV discontinues consolidation and uses the cost or equity method of accounting for these investments.

Foreign Currency

Transactions originally denominated in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Increases or decreases in the resulting assets or liabilities, which are denominated in a foreign currency, are recorded as foreign currency gains and losses and are included in other income (expense) in determining net income (loss).

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues, expenses and cash flows are translated at weighted average exchange rates for the period to approximate translation at the exchange rate prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income (loss).

Revenue Recognition

MRV generally recognizes product revenue, net of sales discounts, returns and allowances, when persuasive evidence of an arrangement exits, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection in considered probable. Products are generally shipped “FOB shipping point” with no right of return. Sales of services and system support are deferred and recognized ratably over the contract period. Sales with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. MRV’s major revenue-generating products consist of: passive and active optical components; switches and routers; remote device management; and network physical infrastructure equipment.

MRV generally warrants its products against defects in materials and workmanship for one year. The estimated cost of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience.

Cash, Cash Equivalents and Time Deposits

MRV considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. MRV maintains cash balances and investments in highly qualified financial institutions. At various times such amounts are in excess of insured limits. In February 2002, MRV repaid the long-term debt and terminated its interest rate swap totaling $53.2 million (see Note 11, Long-Term Debt and Note 12, Interest Rate Swap). Time deposits of $2.8 million and $9.3 million as of December 31, 2002 and 2001, respectively, are restricted by short-term obligations.

Marketable Securities

MRV accounts for its marketable securities under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

As of December 31, 2002 and 2001, short-term and long-term marketable securities consisted principally of U.S. Treasury Bonds, Municipal Bonds and Corporate Bonds. As defined by SFAS No. 115, MRV has classified investments in debt securities as “held-for-maturity” investments and all marketable securities are recorded at their amortized cost basis, which approximated fair value at December 31, 2002 and 2001. Marketable securities mature at various dates through 2004. Sales and maturities of securities are presented in the accompanying Statements of Cash Flows.

Accounts Receivable

As of December 31, 2002, 2001 and 2000, the allowance for doubtful accounts totaled $15.0 million, $14.8 million and $9.5 million, respectively. Increases in the allowance for doubtful accounts totaled $2.2 million, $5.7 million and $3.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. Write-offs against the allowance for doubtful accounts totaled $1.9 million, $335,000 and $2.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. If the financial condition of MRV’s customers were to deteriorate, resulting in their inability to make payments, additional provisions are recorded in that period.

MRV Communications, Inc. Annual Report 2002	45

Financial Statements

MRV, through foreign subsidiaries, has agreements with financial institutions to sell its receivables. At December 31, 2002, MRV is contingently liable for approximately $16.1 million relating to such receivables sold with recourse. No gain or loss on the sale of these receivables has been included in the accompanying Statements of Operations.

Inventories

Inventories are stated at the lower of cost or market and consist of material, labor and overhead. Cost is determined by the first in, first out method. Inventories consisted of the following as of December 31, 2002 and 2001 (in thousands):

	2002	2001

Raw materials	$8,058	$15,444
Work-in process	5,867	19,230
Finished goods	18,770	22,634

	$32,695	$57,308

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to thirty-three years. Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized. Property and equipment consisted of the following as of December 31, 2002 and 2001 (in thousands):

	2002	2001

Property and equipment, at cost
Land	$48	$3,521
Building	3,070	19,448
Machinery and equipment	52,844	67,713
Furniture and fixtures	10,478	12,347
Computer hardware and software	14,022	12,084
Leasehold improvements	7,581	7,870
Construction in progress	1,384	1,065

	89,427	124,048
Less - accumulated depreciation and amortization	(54,258)	(52,036)

	$35,169	$72,012

Goodwill and Other Intangibles

MRV adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. In accordance with SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but instead will be measured for impairment at least annually, or when events indicate that impairment exists. Intangible assets that are determined to have definite lives will continue to be amortized over their useful lives (See Note 3, Goodwill and Other Intangible Assets).

Investments

MRV accounts for its investments in unconsolidated entities (see Note 2, Principles of Consolidation) under the provisions of Accounting Principles Board Opinions (“APB”) No. 18, “The Equity Method of Accounting for Investments in common stock,” and related interpretations. Unconsolidated investments, for which MRV does not have the ability to exercise significant influence over operating and financial polices, are accounted for under the cost method. Those investments, for which MRV does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. In general, all investments in which MRV owns greater than 20% of the voting stock, are accounted for under the equity method.

Under the cost and equity method, a loss in value of an investment, which is deemed to be other than a temporary decline, is recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity, which would justify the carrying amount of the investment. During the year ended December 31, 2002 and 2001, MRV recognized impairment on investments of $11.7 million and $9.2 million, respectively, which has been included in Other Expense, net.

Impairment of Long-Lived Assets

MRV evaluates its long-term assets, such as property and equipment and other long-term assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. MRV considers events or changes such as product discontinuance, plant closures, product dispositions, history of operating losses or other changes in circumstances to indicate that the carrying amount may not be recoverable. The carrying value of an asset is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined using the anticipated cash flows discounted at a rate based on MRV’s weighted average costs of capital, which represents the blended after-tax costs of debt and equity.

For the year ended December 31, 2002, MRV determined that $17.0 million in long-lived assets (primarily property and equipment) were impaired. This amount was determined to be impaired using the method discussed above. The remaining carrying values of the long-lived assets were determined to be realizable. This process and analysis requires management to use significant judgment and apply assumptions regarding the future cash flows expected to result from the use of the assets and the eventual disposition of such assets. While management believes the carrying value of its assets are realizable based on its analysis, changes in the assumptions used in its models could produce significantly different results. The impairment of long-lived assets of $17.0 million for the year ended December 31, 2002 has been included in the determination of operating loss in the accompanying Statements of Operations. The vast majority of these impairments were from our operating divisions segment. There were no impairment losses recorded for the years ended December 31, 2001 and 2000.

46	MRV Communications, Inc. Annual Report 2002

Financial Statements

Fair Value of Financial Instruments

MRV’s financial instruments, including cash and cash equivalents, time deposits, short-term and long-term marketable securities, accounts receivable, accounts payable, accrued liabilities and short-term debt obligations are carried at cost, which approximates their fair market value due to the short-term nature of those instruments. The fair value of long-term debt obligations is estimated based on current interest rates available to MRV for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Product Development and Engineering

Product development and engineering costs are charged to expense as incurred.

Software Development Costs

In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in MRV’s circumstances occurs when a working model is completed. After technological feasibility is established, additional costs would be capitalized.

MRV believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no software development costs have been capitalized to date.

Advertising Costs

Advertising costs are charged to expense as incurred.

Income Taxes

Deferred income tax assets and liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued. Stock options and warrants to purchase 13.0 million, 12.9 million and 12.1 million shares were not included in the computation of years 2002, 2001 and 2000 diluted loss per share because such stock options and warrants were considered anti-dilutive. Shares associated with MRV’s outstanding Convertible Subordinated Notes (“Notes”) were not included in the computation of loss per share as they are anti-dilutive.

Stock-Based Compensation

MRV accounts for its employee stock plan under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123.”

SFAS No. 123, and as amended by SFAS No. 148, permits companies to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because MRV’s stock-based compensation plans have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from the plan. Therefore, as permitted, MRV applies the existing accounting rules under APB No. 25 and provides pro forma net loss and pro forma loss per share disclosures for stock-based awards made during the year as if the fair value method defined in SFAS No. 123, as amended, had been applied. Net loss and net loss per share for each of the three years ended December 31, 2002 would have increased to the following pro forma amounts (in thousands, except per share data):

	2002	2001	2000

Net loss, as reported	$(479,759)	$(326,353)	$(152,953)
Additional compensation expense determined under the fair value based method	(24,775)	(24,874)	(24,998)

Pro forma net loss	$(504,534)	$(351,227)	$(177,951)

Earnings per share:
Basic and diluted net loss per share – as reported	$(5.25)	$(4.27)	$(2.33)
Basic and diluted net loss per share – pro forma	$(5.52)	$(4.60)	$(2.71)

The following assumptions were applied: (i) no expected dividend yield for all periods, (ii) expected volatility of 104% for 2002, 191% for 2001 and 162% for 2000, (iii) expected lives of 4 to 6 years for all years, (iv) and risk-free interest rates ranging from 3.65% to 6.73% for all years.

MRV accounts for option and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, FASB Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25),” and Emerging Issue Task Force (EITF) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services,” whereby the fair value of such option and warrant grants are measured using the fair value at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

MRV Communications, Inc. Annual Report 2002	47

Financial Statements

Deferred stock expense is being amortized using the graded vesting method over four years. Using this method, approximately 57%, 26%, 13% and 4%, respectively, of each option’s compensation expense is amortized in each of the four years following the date of grant. Deferred stock expense generated during 2001 was $7.1 million generated through acquisitions. Deferred stock expense generated during 2000 was $160.8 million of which $106.6 million was generated through acquisitions (see Note 6, Business Acquisitions for additional information on MRV’s material acquisitions) and $54.2 million was generated through stock options granted to Luminent’s former President and its former Chief Financial Officer (see Note 15, Stockholders’ Equity). There was no deferred stock expense generated for the year ended December 31, 2002. Total amortization of deferred stock expense for the three years ended December 31, 2002, 2001 and 2000 was $6.6 million, $69.8 million and $59.9 million, respectively.

Transactions with Stock of a Subsidiary

On November 9, 2000, Luminent, a wholly-owned subsidiary of MRV, issued 12.0 million shares of its common stock for $12.0 per share, or $144.0 million, to complete its Initial Public Offering (IPO). As part of MRV’s plan to spin-off Luminent to MRV stockholders, the purchase price in excess of its book value, or $49.7 million has been included in Effect of Subsidiary Equity Transactions in MRV’s Statements of Stockholders’ Equity for the year ended December 31, 2000. In September 2001, MRV and Luminent jointly announced that MRV intended to acquire Luminent’s 8% minority interest (established through Luminent’s November 2000 IPO), and merge Luminent back into MRV through a short-form merger. It was determined that each Luminent stockholder would receive 0.43 shares of MRV common stock in exchange for their Luminent common stock. Additionally, all stock options to purchase Luminent common stock would be converted into stock options to purchase MRV’s common stock based on the same exchange ratio. The merger was completed in December 2001. MRV exchanged 5.2 million shares of common stock for 12.0 million shares of Luminent common stock. MRV’s common stock had a fair value of $16.9 million, based on the average market price five days before and after the terms were determined. MRV recorded an extraordinary gain from the merger of $9.9 million, net of tax, which equals to the excess minority interest reduced by the fair value paid, net of the costs incurred to effect the merger.

Recently Issued Accounting Standards

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. MRV adopted this statement effective January 1, 2002 and the immediate impact of the adoption of this statement was the recognition of an impairment on long-lived assets totaling $17.0 million, which has been included in the determination of operating loss in the accompanying Statements of Operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement, among other amendments and corrections, rescinds Statement 4, “Reporting Gains and Losses from Extinguishment of Debt – an amendment of APB Opinion 30,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion 30 will now be used to classify those gains and losses. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early application encouraged. MRV has adopted this statement for the year ended December 31, 2002, and the immediate impact of its application was the inclusion of the gains and losses on the extinguishment of debt (see Note 11, Long-Term Debt) in Other expense, net in the accompanying Statements of Operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability is recognized at the date an entity commits to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be effective for any exit and disposal activities initiated after December 31, 2002. MRV has reviewed this statement and does not expect a material impact on its financial position, results of operations or cash flows.

In September 2002, the EITF released Issue 02-15, “Determining Whether Certain Conversions of Convertible Debt to Equity Securities Are within the Scope of FASB Statement No. 84.” The EITF reached a consensus that SFAS No. 84, “Induced Conversions of Convertible Debt” applies to all conversions of convertible debt that (a) occur pursuant to changed conversion privileges that are exercisable only for a limited period of time and (b) include the issuance of all of the equity securities issuable pursuant to conversion privileges included in the terms of the debt at issuance for each debt instrument that is converted, regardless of the party that initiates the offer or whether the offer relates to all debt holders. EITF 02-15 applies prospectively to conversion transactions completed after September 12, 2002 (see Note 12, Convertible Subordinated Notes). As a result of this Issue, MRV recorded a loss of $6.6 million in December 2002 for the exchange of 4.5 million shares of common stock for $7.5 million principal amount of Notes.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirement of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. MRV adopted this statement and its adoption did not have a material impact on its financial position, results of operations or cash flows (see Note 2, Summary of Significant Accounting Policies – Stock-Based Compensation).

48	MRV Communications, Inc. Annual Report 2002

Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

3.     Goodwill and Other Intangible Assets

As required by SFAS No. 142, MRV performed transitional impairment tests on goodwill and other intangibles assets with indefinite lives, which consisted of patents and assembled work forces, as of January 1, 2002. As a result of the impairment tests, MRV recorded a $296.4 million cumulative effect of an accounting change. Under SFAS No. 142, goodwill impairment exists if the net book value of a reporting unit exceeds its fair value. MRV, with the assistance of valuation experts, estimated the fair value of its reporting units using a combination of discounted cash flow analyses and comparisons with the market values of similar publicly traded companies.

Included in MRV’s $296.4 million impairment was a $247.3 million charge related to the impairment of the goodwill associated with the Foreign Optical Components and Free-Space Optics reporting units. The Foreign Optical Components reporting unit included the goodwill generated from the FOCI Fiber Optic Communications, Inc. (“FOCI”) and Quantum Optech, Inc. (“QOI”) acquisitions (see Note 5, Disposition of Assets). The optical components, active and passive, markets continued to deteriorate and have contracted significantly. As a result, MRV determined that a significant portion of the goodwill acquired had been impaired. The goodwill impairment in the Free-Space Optics reporting unit reflected the significantly lower fair value calculated on the basis of reduced operating revenues and income as a result of a depressed market for those products.

The remaining $49.1 million of impairment charge related to patents and assembled work forces associated with the Free-Space Optics reporting unit. The impairment of these patents and assembled work forces reflected the same circumstances as described above.

During the third quarter of 2002 and in addition to the transitional impairment testing, MRV reviewed its remaining goodwill and other intangible assets as required annually pursuant to SFAS No. 142. This impairment reduced the carrying value of goodwill and other intangible assets by recording an impairment charge of $72.7 million, which consisted of $70.4 million relating to goodwill and $2.3 million relating to patents. MRV has determined that the annual impairment test will be performed on October 1st of each year. MRV, with the assistance of valuation experts, estimated the fair value of its reporting units using a combination of discounted cash flow analyses and comparisons with the market values of similar publicly traded companies.

MRV Communications, Inc. Annual Report 2002	49

Financial Statements

The following table summarizes MRV’s identifiable intangible assets and goodwill balances as of December 31, 2002 and 2001 (in thousands):

	December 31, 2002			December 31, 2001

	Gross Carrying		Net Carrying	Gross Carrying		Net Carrying
	Amount	Accum. Amort.	Amount	Amount	Accum. Amort.	Amount

Intangible assets subject to amortization:
Patents	$14,751	$(14,751)	$—	$64,600	$(14,445)	$50,155
Assembled work forces	537	(537)	—	1,790	(537)	1,253
Customer contracts	720	(720)	—	720	(720)	—
Other	230	(95)	135	—	—	—

	16,238	(16,103)	135	67,110	(15,702)	51,408
Intangible assets not subject to amortization:
Goodwill	195,644	(165,904)	29,740	510,426	(166,522)	343,904

Goodwill and Other Intangibles	$211,882	$(182,007)	$29,875	$577,536	$(182,224)	$395,312

     The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows (in thousands):

		Development stage
	Operating divisions	enterprises	Total

Balance, December 31, 2001	$343,263	$641	$343,904
Goodwill acquired during year	3,548	—	3,548
Impairment losses	(317,071)	(641)	(317,712)
Balance, December 31, 2002	$29,740	$—	$29,740

The results for the years ended December 31, 2001 and 2000 do not reflect the provisions of SFAS No. 142. Had MRV adopted SFAS 142 on January 1, 2000, the reported loss before cumulative effect of an accounting change and net loss and the related per-share amounts would have been presented as follows (in thousands, except per share amounts):

	2002	2001	2000

Loss before extraordinary gain and cumulative effect of an accounting change, as reported	$(183,404)	$(336,302)	$(152,953)
Goodwill amortization, net of tax	—	102,324	61,106

Pro forma loss before extraordinary gain and cumulative effect of an accounting change	$(183,404)	$(233,978)	$(91,847)

Earnings per share:
Basic and diluted loss per share – as reported	$(2.01)	$(4.40)	$(2.33)
Goodwill amortization, net of tax	$—	$1.34	$0.93
Basic and diluted loss per share – pro forma	$(2.01)	$(3.06)	$(1.40)

Net loss, as reported	$(479,759)	$(326,353)	$(152,953)
Goodwill amortization, net of tax	—	102,324	61,106

Pro forma net loss	$(479,759)	$(224,029)	$(91,847)

Earnings per share:
Basic and diluted net loss per share – as reported	$(5.25)	$(4.27)	$(2.33)
Goodwill amortization, net of tax	$—	$1.34	$0.93
Basic and diluted net loss per share – pro forma	$(5.25)	$(2.93)	$(1.40)

50	MRV Communications, Inc. Annual Report 2002

Financial Statements

4.     Restructuring costs

From November 9, 2000 through December 28, 2001, MRV owned approximately 92% of Luminent, Inc. and approximately 8% of Luminent’s shares were publicly traded. During the second quarter of 2001, Luminent’s management approved and implemented a restructuring plan in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions primarily involved the reduction of workforce, the abandonment of certain assets and the cancellation and termination of purchase commitments. These actions are expected to realign the business based on current and near-term growth rates. All of these actions are expected to be completed by the end of fiscal year 2003.

Employee severance costs and related benefits of $ 1.3 million are related to approximately 750 layoffs through December 31, 2002, bringing Luminent’s total workforce to approximately 472 employees as of December 31, 2002. Affected employees came from all divisions and areas of Luminent. The majority of affected employees were in the manufacturing group.

A summary of the restructuring costs and the remaining liability through and as of December 31, 2002 is as follows (in thousands):

				Remaining
	2001 Provision	Utilized	Adjustment (1)	Provision

Exit costs:
Closed and abandoned facilities	$2,317	$527	$—	$1,790
Purchase commitments	5,705	1,519	(1,474)	2,712

	8,022	2,046	(1,474)	4,502
Employee severance costs	655	221	(434)	—

	$8,677	$2,267	$(1,908)	$4,502

	Original Provision	Utilized	2001 Provision

Exit costs:
Asset impairment	$10,441	$10,441	$—
Closed and abandoned facilities	2,405	88	2,317
Purchase commitments	6,173	468	5,705

	19,019	10,997	8,022
Employee severance costs	1,281	626	655

	$20,300	$11,623	$8,677

(1)	Includes $837,000 in reduction of future liabilities based on current negotiations with vendors and in usage of previously reserved purchase commitments for inventory and equipment. The provisions previously recognized for these items have been reversed for the year ended December 31,2002. In connection with the sale of FOCI and QOI, $1.1 million in restructuring charges are no longer included in the remaining obligation as they were assumed by the buyer.

A summary of the restructuring costs by line item for the years ended December 31, 2002 and 2001 is as follows (in thousands):

	2002	2001

Exit Costs:
Cost of goods sold	$(837)	$6,173
Restructuring costs	—	14,111
Other income (expense), net	—	16

	$(837)	$20,300

MRV Communications, Inc. Annual Report 2002	51

Financial Statements

5. Disposition of Assets

On October 15, 2002, MRV’s wholly owned subsidiary Luminent, in a single transaction, sold (i) 53.4 million shares of the capital stock of FOCI amounting to approximately 78% of the total issued and outstanding share capital of FOCI and (ii) 19.0 million shares of the capital stock of QOI, representing approximately 100% of the total issued and outstanding share capital of QOI. The purchasers consisted of employees of FOCI, including its President. Luminent continues to hold approximately 19.5% of the outstanding share capital of FOCI and no remaining ownership in QOI. The remaining ownership in FOCI has been recorded as a cost method investment in the accompanying Balance Sheet.

The consideration received by Luminent for the sale of the FOCI and QOI shares, which was determined through arms’ length negotiations between Luminent and MRV on the one hand, and the purchasers on the other; consisted of $8.0 million in cash and $2.0 million in credit against future purchases of components. These net assets have been included in MRV’s operating divisions segment.

Prior to the sale of FOCI and QOI, MRV recorded an impairment loss on long-lived assets totaling $ 15.9 million, which was measured, based on the lower of its carrying amount or fair value less cost to sell. The fair value less cost to sell was based on the sale price described above. The adjusted carrying amounts of the major classes of assets and liabilities sold along with the consideration received as of October 15, 2002 were as follows (in thousands):

Consideration received:
Cash	$8,000
Future product credit	2,000

10,000
Assets and liabilities disposed of:
Assets (primarily receivables, inventory and fixed assets)	36,322
Liabilities (primarily short-term and long-term obligations)	(23,614)

$12,708

The loss on disposition of FOCI and QOI has been included in Other Expense, net in the accompanying Statement of Operations for the year ended December 31, 2002.

6.     Business Acquisitions

MRV completed no material acquisitions for the years ended December 31, 2002 and 2001, excluding the acquisition of the Luminent minority interest discussed in Note 2, Summary of Significant Accounting Policies – Transaction with Stock of a Subsidiary. All of these acquisitions were accounted for under the purchase method of accounting, and the results of operations of each business have been included in the accompanying Statements of Operations from the date of acquisition.

On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of FOCI Fiber Optic Communications, Inc., a Republic of China corporation (“FOCI”). FOCI is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing Under the terms of the purchase agreement, FOCI stockholders received approximately $48.6 million in cash and approximately 4.7 million shares of MRV common stock and options to purchase 681,000 shares of MRV common stock for a total purchase price of approximately $309.7 million. The issuance price of the MRV common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock were exercisable at $3.00 per share, had an aggregate intrinsic value of $14.1 million, and vest over a four-year period. The acquisition was accounted for using the purchase method of accounting. The excess purchase price paid over the fair value of the net identifiable assets acquired of $261.5 million was recorded as goodwill and was being amortized on a straight-line basis over 5 years through December 31, 2001 (see Note 3, Goodwill and Other Intangible Assets). The deferred stock expense was being amortized using the graded vesting method over 4 years. As a result of the sale of FOCI (see Note 5, Disposition of Assets), the employees ceased to be employees of MRV, and consequently, 641,000 remaining outstanding stock options were forfeited.

On May 1, 2000, MRV completed the acquisition of all of the outstanding capital stock of Jolt Limited, an Israeli corporation (“Jolt”). Jolt designs, manufactures and sells multi-port wireless optics communications equipment. Under the terms of the purchase agreement, stockholders received approximately 1.1 million shares of MRV common stock. In addition, the employees of Jolt received options to purchase approximately 849,000 shares of common stock of MRV. The purchase price aggregated approximately $57.7 million. The issuance price of the common stock was approximately $31 per share, which was determined based on the average market price five days before and after the terms of the acquisition were agreed upon. The options to purchase common stock are exercisable at $6 per share, have an aggregate intrinsic value of $25.0 million, and vest over an employment period of four years. The acquisition was accounted for using the purchase method of accounting. The excess purchase price paid over the fair value of the net identifiable assets acquired of $33.7 million was recorded as goodwill and was amortized on a straight-line basis over 5 years through December 31, 2001 (see Note 3, Goodwill and Other Intangible Assets). The deferred stock expense of approximately $25.0 million is being amortized using the graded vesting method over four years.

On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optec Inc., a Republic of China corporation (“QOI”). QOI is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, QOI stockholders received approximately 1.0 million shares of MRV common stock and options to purchase approximately 160,000 shares of MRV common stock for a total purchase price of approximately $36.1 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock were exercisable at $3.00 per share, have a fair value of $4.0 million, of which unvested options had an intrinsic value of $2.7 million and vested options had a fair value of $ 1.3 million, and the remaining vest over a four-year period. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.8 million was recorded as goodwill and was amortized on a straight-line basis over 5 years through December 31, 2001 (see Note

52	MRV Communications, Inc. Annual Report 2002

Financial Statements

3, Goodwill and Other Intangible Assets). The deferred stock expense was amortized using the graded vesting method over 4 years. As a result of the sale of QOI (see Note 5, Disposition of Assets), the employees ceased to be employees of MRV, and consequently, 152,000 remaining outstanding stock options were forfeited.

On July 12, 2000, MRV completed the acquisition of AstroTerra Corporation, a California corporation (“AstroTerra”) that develops and manufactures free-space optical wireless communication systems to connect data and telecommunications networks. MRV exchanged approximately 1.6 million shares of its common stock for all of the outstanding capital stock of AstroTerra. In addition, the employees of AstroTerra received options to purchase approximately 809,000 shares of common stock of MRV. The purchase price aggregated approximately $ 160.3 million. The issuance price of the common stock was approximately $65 per share, which was determined based on the average market price five days before and after the terms of the agreement were agreed upon. The options to purchase common stock are exercisable at approximately $3 per share, have a fair value of approximately $50.0 million and vest over an employment period of four years. The deferred stock expense is being amortized using the graded vesting method over four years. The excess purchase price paid over the fair value of the net identifiable assets acquired of $108.4 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years through December 31, 2001 (see Note 3, Goodwill and Other Intangible Assets).

On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation (“OIC”). OIC International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, OIC International stockholders received approximately 3.4 million shares of MRV common stock and options to purchase approximately 800,000 shares of MRV common stock for a total purchase price of approximately $ 123.9 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have a fair value of $20.0 million, of which unvested options have an intrinsic value of $ 13.4 million and vested options have a fair value of $6.6 million, and the remaining vest over a four-year period. The acquisition was accounted for using the purchase method of accounting. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.4 million was recorded as goodwill and was amortized on a straight-line basis over 5 years through December 31, 2001 (see Note 3, Goodwill and Other Intangible Assets). The deferred stock expense is being amortized using the graded vesting method over 4 years.

The purchase price of FOCI, Jolt, QOI, AstroTerra, OIC International and Others were allocated as follows (in thousands, unaudited):

Purchase price	$704,241
Allocation of purchase price:
Net tangible assets	51,902
Deferred stock expense	106,602
Goodwill and other intangibles	545,737

The results of operations of these acquisitions have been included in MRV’s consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information for the year ended December 31, 2000, presents the combined results of operations of these acquisitions as if the acquisitions had occurred as of January 1, 2000, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred stock expense. The unaudited pro forma share data assumes the shares issued in connection with these acquisitions were outstanding as of January 1, 2000 (in thousands, except per share amounts, unaudited).

Pro forma revenue	$322,645
Pro forma net loss	$(115,775)
Pro forma basic and diluted net loss per share	$(1.75)
Pro forma basic and diluted weighted average shares outstanding	66,247

Acquisition-Related Unearned Stock Compensation

During 2001 and 2000, MRV recorded acquisition-related purchase consideration of $7.1 million and $ 106.6 million, respectively, as unearned stock-based compensation, in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.“This amount represents the portion of the purchase consideration related to shares issued contingent on continued employment of certain employee stockholders and the intrinsic value of stock options assumed that are earned as future services are provided by employees. The compensation is being recognized over the related employment period using the graded vesting method. A total of $33.2 million and $43.7 million of expense was recognized for 2001 and 2000, respectively, relating to these acquisitions.

During 2002 and 2001, certain stock option holders ceased to be employees of MRV, either through termination or sale. Since MRV used the graded vesting method of accounting to recognize the compensation over the related employment period, MRV recognized deferred stock expense related to options that were unvested. For the years ended December 31, 2002 and 2001, MRV reversed $ 11.7 million and $6.3 million, respectively, related to unvested, forfeited stock options for which compensation expense was previously recognized. Unamortized deferred stock expense totaling $3.0 million and $6.7 million for the years ended December 31, 2002 and 2001, respectively, has been reversed to additional paid-in capital relating to these employees.

MRV Communications, Inc. Annual Report 2002	53

Financial Statements

7. Investments

The following table presents information regarding investments made by MRV in majority owned subsidiaries accounted for under the equity method of accounting or which have been consolidated. Subsidiaries in which MRV owns greater than 50% ownership or exercises control have been consolidated in the accompanying financial statements.

Subsidiary	Ownership	Form of Consideration (1)

Consolidated Subsidiaries
RDS Communications AB	100%	Purchased remaining 25% ownership in 2002 for approximately $6.3 million;
		purchased an additional 12.5% ownership in 2001 for approximately $2.0 million;
		purchased an additional 12.5% ownership in 1999 for approximately $2.4 million;
		purchased 50% ownership in 1998 for approximately $8.0 million.
TurnKey Communications AG	100%	Purchased remaining 29.5% ownership in 2002 for approximately $1.8 million;
		initial investment to establish subsidiary in 1998 for approximately $389,000.
EDSLan SPA	90%	Purchased an additional 3% ownership in 2002 for approximately $918,000;
		purchased an additional 7% ownership in 2001 for approximately $1.7 million;
		purchased an additional 10% ownership in 2000 for approximately $1.5 million;
		purchased an additional 10% ownership in 1999 for approximately $1.5 million;
		purchased an additional 10% ownership in 1997 for approximately $500,000;
		purchased 50% ownership in 1996 for approximately $1.1 million.
Tecnonet SPA	60%	Purchased an additional 10% ownership in 1999 for approximately $600,000;
		purchased 50% ownership in 1998 for approximately $3.1 million.
Charlotte’s Networks	92%	Issued 1.0 million shares of MRV common stock valued at approximately $61.5 million for approximately 10% ownership in 2000
Equity Method Subsidiaries
RedC Optical Networks	35%	$5.0 million in cash and issued 1 50,000 shares of MRV common stock valued at approximately $11.5 million for approximately 35% ownership in 2000.
Others	Various (2)	Issued 646,000 shares of MRV common stock valued at approximately $16.7 million for ownership interest in various non-consolidated equity investments.

(1)	The purchase price for each of these acquisitions is based on the common stock and cash consideration provided. The issuance prices of MRV common stock used in the calculation of purchase price is based on the average market price five days before and after the terms were agreed upon.

(2)	Represents various investments, all of which are less than 50% ownership and not consolidated.

Income and losses from non-consolidated equity method subsidiaries are included in “Other income (expense), net” in the accompanying Statements of Operations.

8. Accrued Liabilities

Accrued liabilities as of December 31, 2002 and 2001, consisted of the following (in thousands):

	2002	2001

Payroll and related	$8,824	$10,428
Restructuring	4,502	8,677
Other	18,216	19,930

	$31,542	$39,035

54	MRV Communications, Inc. Annual Report 2002

Financial Statements

9. Income Taxes

The provision (benefit) for income taxes for each of the three years ended December 31, 2002 is as follows (in thousands):

	2002	2001	2000

Current:
Federal	$(329)	$(12,454)	$7,344
State	(3)	(2,196)	5,622
Foreign	2,802	4,918	6,841

	2,470	(9,732)	19,807
Deferred:
Federal	11,870	11,278	(17,354)
State	—	3,942	(7,137)
Foreign	(945)	(1,013)	(714)

	10,925	14,207	(25,205)

	$13,395	$4,475	$(5,398)

The income tax provision (benefit) differs from the amount computed by applying the federal statutory income tax rate to income before taxes for each of the three years ended December 31, 2002 are as follows:

	2002	2001	2000

Income tax provision (benefit, at statutory federal rate)	(34%)	(34%)	(34%)
State and local income taxes, net of federal income taxes effect	(1%)	(6%)	(6%)
Permanent differences	31%	28%	30%
Foreign taxes at rates different than domestic rates	1%	(2%)	3%
Change in valuation allowance	6%	15%	10%

	3%	1%	3%

The components of deferred income taxes as of December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Allowance for doubtful accounts	$3,015	$2,239
Inventory reserve	13,474	1 1,153
Warranty reserve	1,244	1,241
Deferred stock expense	2,529	—
Accrued liabilities	9,069	6,108
Other	2,169	549

	31,500	21,290
Valuation allowance	(31,500)	(21,290)

Net short-term deferred income tax assets	—	—
Net operating losses	28,376	34,903
Depreciation and amortization	10,831	7,695
Investments	3,960	3,674
Other	5	6,527

	43,172	52,799
Valuation allowance	(40,535)	(29,570)

Net long-term deferred income tax assets	2,637	23,229

	$2,637	$23,229

MRV records valuation allowances against its deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Realization of deferred tax assets (such as net operating loss carryforwards and income tax credits) is dependent on future taxable earnings and is therefore uncertain. At least quarterly, MRV assesses the likelihood that its deferred tax asset balance will be recovered from future taxable income. To the extent management believes that recovery is unlikely, MRV establishes a valuation allowance against its deferred tax asset, increasing its income tax expense in the period such determination is made. During 2002, MRV recorded an additional valuation allowance (tax expense) totaling $21.2 million relating to the expected realization of its deferred income tax assets based on likely future recovery. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

As of December 31, 2002, MRV had federal and state net operating loss carryforwards available of $84.7 million and $122.0 million, respectively. For the year ended December 31, 2002, MRV generated additional federal and state net operating losses of $27.0 million and $27.0 million, respectively. For federal and state income tax purposes, the net operating losses are available to offset future taxable income through 2020 and 2019, respectively.

In 1995, MRV, through a subsidiary in Israel, qualified for a program under which it is eligible for a tax exemption on its income for a period of ten years from the beginning of the benefits period. This benefit is due to expire in 2006. Due to operating losses at this subsidiary, no tax benefit was received for each of the three years ended December 31, 2002.

MRV does not provide United States federal income taxes on the undistributed earnings of its foreign operations. MRV’s policy is to leave the income permanently invested in the country of origin. Such amounts will only be distributed to the United States to the extent any federal income tax can be fully offset by foreign tax credits.

10.     Short-Term Obligations

Short-term obligations consist of secured and unsecured lines of credit, short-term loans and notes entered into with certain financial institutions. As of December 31, 2002 and 2001, these short-term obligations totaled $7.0 million and $18.7 million, respectively. Certain assets of MRV’s subsidiaries have been pledged as collateral on these borrowings. The weighted average interest rate on these obligations at December 31, 2002 and 2001 was 4.2% and 2.4%, respectively. These obligations are incurred and settled in the local currencies of the respective subsidiaries.

MRV Communications, Inc. Annual Report 2002	55

Financial Statements

11. Long-Term Debt

Long-term debt consisted of the following as of December 31, 2002 and 2001 (in thousands):

	2002	2001

Secured notes payable to financial institutions bearing interest ranging from 4.7% to 9.4%, payable in monthly and quarterly installments of principal and interest through December 2006	$783	$11,097
Term loan with a financial institution paid in full in February 2002	—	50,000

	783	61,097
Less - current portion	(393)	(52,226)

	$390	$8,871

The following summarizes the required principal payments on long-term debt as of December 31,2002 (in thousands):

2002

Year Ending December 31,
2003	393
2004	250
2005	73
2006	67

$783

12. Interest Rate Swap

MRV entered into an interest rate swap (the “Swap”) in the second quarter of 2000 to effectively change the interest rate characteristics of its $50.0 million variable-rate term loan presented in Long-Term Debt, with the objective of fixing its overall borrowing costs. The Swap was considered to be 100% effective and was therefore recorded using the short-cut method. The Swap was designated as a cash flow hedge and changes in fair value of the debt were generally offset by changes in fair value of the related security, resulting in negligible net impact. The gain or loss from the change in fair value of the Swap as well as the offsetting change in the hedged fair value of the long-term debt were recognized in other comprehensive loss. In February 2002, MRV paid off the Long-Term Debt of $50.0 million (see Note I I, Long-term Debt) and terminated the Swap. The realized loss on the Swap of $3.2 million has been recorded as interest expense and is included in other expense, net in the accompanying Statements of Operations.

13. Convertible Subordinated Notes

In June 1998, MRV completed a private placement of $100.0 million principal amount five-year, Notes of which $ 10.0 million were redeemed in February 2000. The Notes bear interest at 5% per year; payable semi-annually, and are convertible into common stock at the option of the holders. The conversion rate is 73.94 shares of common stock per $ 1,000 principal amount of the Notes, equivalent to a conversion price of $ 13.52 per share, an initial premium above market price. The conversion rate is subject to adjustment in certain circumstances, including dividends payable in common stock, issuance of stock rights to all holders of common stock or stock splits or distributions to common stockholders in connection with a tender offer. If a change in control, as defined, occurs, the holders of the Notes have the right to require MRV to repurchase the Notes at face value along with any interest accrued. MRV has the right, after June 2001, to redeem the Notes at 102% of face value, and after June 2002 for 101 % of face value. The Notes are not entitled to the benefits of any sinking fund.

In connection with the private placement, MRV incurred costs of $4.0 million. These costs are being amortized using the effective interest method over five years, the life of the Notes. Amortization expense for the years ended December 31, 2002, 2001 and 2000 was $485,000, $767,000 and $723,000, respectively, and included in other expense, net in the accompanying Statements of Operations.

During the year ended December 31, 2002, MRV retired $57.2 million in Notes in exchange for $ 19.7 million in cash and 12.3 million shares of its common stock. For the year ended December 31,2002, MRV recognized a loss on the extinguishment of the Notes of $ 1.4 million, net of associated taxes. This loss includes $6.6 million loss recognized in accordance with EITF Issue 02-15. The loss on the extinguishment of the Notes has been presented in Other Expense, net in the accompanying Statements of Operations. MRV retired all Notes acquired.

14. Commitments and Contingencies

Lease Commitments

The Company leases all of its facilities and certain equipment under non-cancelable operating lease agreements expiring in various years through 2013. The aggregate minimum annual lease payments under leases in effect as of December 31,2002 were as follows (in thousands):

Year Ending December 31,
2003	8,907
2004	6,570
2005	4,367
2006	3,194
2007	2,465
Thereafter	5,187

$30,690

Annual rental expense under non-cancelable operating lease agreements for the years ended December 31, 2002, 2001 and 2000 was $9.6 million, $8.8 million and $4.9 million, respectively.

Royalty Commitment

Through subsidiaries in Israel, MRV is obligated to the Office of the Chief Scientist of the Government of Israel (Chief Scientist) with respect to the government’s participation in research and development expenses for

56	MRV Communications, Inc. Annual Report 2002

Financial Statements

certain products. Amounts received by MRV from the participation of the Chief Scientist were offset against the related research and development expenses incurred. Accordingly, MRV’s royalty to the Chief Scientist is calculated at a rate of 3% to 5% of sales of such products developed with the participation up to the dollar amount of such participation. No participation was received for the years ended December 31, 2002, 2001 and 2000. The remaining future obligation as of December 31, 2002 is approximately $482,000 which is contingent on generating sufficient sales of this selected product line.

Litigation

MRV has received notices from third party alleging possible infringement of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. MRV’s policy is to discuss these notices with the senders in an effort to demonstrate that MRV’s products and/or processes do not violate any patents. MRV is currently involved in such discussions with IBM, Lucent, Ortel, Rockwell and the Lemelson Foundation. MRV does not believe that any of its products or processes violate any of the patents asserted by these parties and MRV further believes that it has meritorious defenses if any legal action is taken by any of these parties. However, if one or more of these parties was to assert a claim and gain a conclusion unfavorable to MRV such claims could materially and adversely affect the business, operating results and financial condition of MRV.

From time to time, MRV is a defendant in lawsuits involving matters, which are routine to the nature of its business. Management is of the opinion that the ultimate resolution of all such matters will not have a material adverse effect on the accompanying financial statements.

15.     Stockholders’ Equity

Authorized Shares

On May 10, 2000, the Board of Directors and stockholders of MRV approved an increase in the authorized number of shares of its $0.0017 par value common stock from 80.0 million to 160.0 million shares relating to the two-for-one stock split distributed on May 26, 2000. MRV is authorized to issue up to 1.0 million shares of its $0.01 par value preferred stock, of which none is issued or outstanding as of December 31, 2002 and 2001.

Stock Repurchase Program

On June 13, 2002, MRV announced that its Board of Directors had approved a program to repurchase up to 7.0 million shares of its common stock. As of December 31, 2002, MRV had repurchased 1.2 million shares of its common stock at a cost of $ 1.1 million through December 31, 2002. MRV can repurchase up to 5.8 million additional shares of its common stock under this program.

Stock Options

MRV has various stock option and warrant plans that provide for granting options and warrants to purchase shares of MRV’s common stock to employees, directors and non-employees performing consulting or advisory services for MRV. The plans provide for the granting of options, which meet the Internal Revenue Code requirements for qualification as incentive stock options, as well as nonstatutory options and are at the discretion of the board of directors. Under these plans, stocks option and warrant exercise prices generally equal the fair market value of MRV’s common stock at the date of grant. The options and warrants generally vest over three to five years with expiration dates ranging from six and ten years from the date of grant depending on the plan. The plans provide for the issuance of 16.8 million shares of common stock over the remaining life of the plans.

In July 2000, Luminent and MRV entered into four-year employment contracts with the former President and former Chief Financial Officer (“CFO”) of Luminent. The agreements provide for annual salaries, performance bonuses and a combination of stock options to purchase common stock of MRV and Luminent. The former President received approximately 316,000 options to purchase shares of MRV common stock at $32.56 per share (a substantial discount) expiring in five years. The former CFO received approximately 22,000 options to purchase shares of MRV common stock at $33.44 per share (a substantial discount) expiring in five years. These options are immediately exercisable, however they provide for the repurchase in the event of voluntary termination. These grants have been accounted for under APB No. 25 and the intrinsic value (fair market value less exercise price) results in additional deferred stock compensation of approximately $10.8 million that is being amortized over the four-year vesting period. Furthermore, Luminent granted 4.8 million and 800,000 of its stock options to the former President and former CFO, respectively. The options are exercisable at $6.25 per share and vest over four years. These grants have been accounted for in accordance with APB No. 25 and the intrinsic value (original mid point of filing range, $14, less $6.25) resulted in aggregate deferred stock expense of approximately $43.4 million. The deferred stock expense is being amortized using the graded vesting method over four years. The deferred stock compensation incurred from the granting of MRV and Luminent options for a total of $54.2 million has been included in the consolidated financial statements of MRV.

In June 2002 and September 2001, Luminent’s former CFO and former President, respectively, resigned. In connection with their resignations, they received severance packages, as defined in each of their employment agreements dated July 2000, providing for severance payments of approximately $335,000 and $ 1.0 million, respectively, and the immediate vesting of all outstanding MRV and Luminent stock options held on the date of resignation. The MRV and Luminent stock options are exercisable through July 12, 2004 and September 11, 2003, respectively. Additionally, an immediate recognition of deferred stock expense of $ 1.7 million and $18.9 million was recorded during the years ended December 31, 2002 and 2001, respectively, as a result of their resignations.

MRV Communications, Inc. Annual Report 2002	57

Financial Statements

Information with respect to MRV’s stock option and warrant plans is as follows (in thousands):

	2002		2001		2000

		Wtd. Avg. Ex.		Wtd. Avg. Ex.		Wtd. Avg. Ex.
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of year	12,936	$10.15	12,137	$11.28	8,230	$2.81
Granted	3,116	$0.90	3,045	$7.49	7,986	$50.60
Exercised	(50)	$2.64	(561)	$3.08	(2,896)	$2.97
Cancelled and forfeited	(3,021)	$13.13	(1,685)	$12.31	(1,183)	$3.21

Outstanding end of year	12,981	$7.26	12,936	$10.15	12,137	$11.28

Weighted average fair value of options granted during year		$0.83		$9.79		$20.79

During 2001 and 2000, MRV granted 444,000 and 3.8 million options to purchase MRV common stock with exercises that differed from the market price of the stock on the grant date. As of December 31, 2001, the weighted average exercise price and weighted average fair value of these options were $3.00 per share. As of December 31, 2000, the weighted average exercise price and weighted average fair value of these options were $5.67 and $21.99 per share, respectively.

Information about MRV stock options outstanding at December 31, 2002 is summarized as follows (in thousands):

	Number	Wtd. Avg.	Number
	Outstanding	Remaining	Exercisable
Exercise Prices	as of 2002	Contract Life	as of 2002

$0.67- $1.10	3,065	9.61	37
$1.81 - $2.75	3,113	2.46	2,085
$2.88 - $3.95	1,818	5.29	942
$5.00 - $7.74	1,063	7.08	571
$9.50 - $13.95	423	5.40	227
$14.53 - $21.75	2,549	6.76	2,447
$23.00 - $50.38	950	5.68	770

	12,981		7,079

Warrants to Purchase common stock

In connection with various public and private offerings of common stock and acquisitions MRV has issued warrants to purchase additional shares of common stock, however as of December 31, 2002 and 2001, there were no outstanding warrants to purchase shares of common stock.

16.     Segment Reporting and Geographical Information

MRV divides and operates its business based on two reportable segments: operating divisions and development stage enterprises. Development stage enterprises that MRV has created or invested in are developing optical components, subsystems and networks and products for the infrastructure of the Internet. Operating divisions of MRV design, manufacture and distribute optical components, optical subsystems, optical networking solutions, and Internet infrastructure products.

The accounting policies of the segments are the same as those described in the summary of significant accounting polices. MRV evaluates segment performance based on revenues and operating expenses of each segment. As such, there are no separately identifiable segment assets or are there any separately identifiable statements of operations data below operating income.

Business segment Revenues for each of the three years ended December 31, 2002 were generated from operating divisions. There were no inter-segment sales for each of the three years ended December 31, 2002, 2001 and 2000. Revenues by groups of products for each of the years ended December 31, 2002 are as follows (in thousands):

58	MRV Communications, Inc. Annual Report 2002

Financial Statements

	2002	2001	2000

Optical passive component	$28,693	$39,010	$29,148
Optical active component	51,343	97,653	97,335
Switches and routers	57,571	74,675	80,784
Remote device management	17,361	18,987	19,167
Network physical infrastructure equipment	55,570	59,902	56,747
Services	21,444	18,934	20,892
Other network products	20,550	23,683	15,321

	$252,532	$332,844	$319,394

For each of the three years ended and as of December 31, 2002, MRV had no single customer that accounted for more than 10% of revenues or accounts receivable. MRV does not track customer revenue by region for each individual reporting segment. A summary of external revenue by region for each of the three years in the periods ended December 31, 2001 is as follows (in thousands):

	2002	2001	2000

United States	$64,675	$108,550	$119,190
Europe	157,998	176,745	162,881
Asia Pacific	28,560	42,925	31,891
Other	1,299	4,624	5,432

	$252,532	$332,844	$319,394

Business segment operating loss for each of the three years ended December 31, 2002 is as follows (in thousands):

	2002	2001	2000

Operating divisions	$(122,053)	$(274,831)	$(100,759)
Development stage enterprises	(24,261)	(45,796)	(48,810)

	$(146,314)	$(320,627)	$(149,569)

Operating loss for each of the three years ended December 31, 2002 is as follows (in thousands):

	2002	2001	2000

United States	$(112,536)	$(240,467)	$(69,671)
Foreign	(33,778)	(80,160)	(79,898)

	$(146,314)	$(320,627)	$(149,569)

17. 401(K) Plans

MRV has 401(K) savings plans (the Plans) at certain subsidiaries under which all eligible employees may participate. The Plans provide for MRV to make matching contributions to all eligible employees. In 2002, 2001 and 2000, approximately $568,000, $838,000 and $731,000, respectively, was charged as expense related to these plans.

MRV Communications, Inc. Annual Report 2002	59

Financial Statements

18. Supplemental Statements of Cash Flow Information

Supplemental Statements of Cash Flow information for each of the three years ended December 31, 2002 is as follows ( in thousands):

For the Years Ended December 31,	2002	2001	2000

Supplemental disclosure of cash flow information:
Cash paid during year for interest	$2,168	$10,549	$3,635
Cash paid during year for income taxes	$2,724	$5,323	$130
Supplemental schedule of non-cash investing and financing activities:
Fair value of assets acquired, net of cash received	$—	$2,153	$48,611
Less: Liabilities assumed	—	(2,153)	(44,190)

Cash received in acquisition	—	—	4,421
Cash used in acquisition	—	—	48,938

Cash used in acquisition, net of cash received	$—	$—	$44,517

Common stock issued in connection with investments in subsidiaries	$7,052	$36,575	$90,126

Common stock issued in connection with exchange of Notes	$31,647	$—	$—

Decrease in fair value of interest rate swap	$—	$3,198	$—

Non-cash deferred stock expense	$2,990	$7,816	$—

Non-cash consideration received in sale of FOCI and QOI	$2,000	$—	$—

Fair value of stock options issued in connection with investment	$—	$503	$—

60	MRV Communications, Inc. Annual Report 2002

Financial Statements

19. Quarterly Financial Data (Unaudited)

Three Months Ended	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002

Revenue	$62,418	$61,627	$60,833	$67,654
Cost of goods sold	43,105	40,723	43,377	42,361

Gross profit	19,313	20,904	17,456	25,293
Operating costs and expenses:
Product development and engineering	15,620	14,425	11,681	7,632
Selling, general and administrative	23,539	24,320	21,365	20,823
Amortization of intangibles	28	29	29	54
Impairment of goodwill and other intangibles	—	—	72,697	—
Impairment of long-lived assets	—	—	16,516	522

Total operating costs and expenses	39,187	38,774	122,288	29,031

Operating loss	(19,874)	(17,870)	(104,832)	(3,738)
Other expense, net	9,878	76	374	13,137

Loss before minority interest, provision for taxes and cumulative effect of an accounting change	(29,752)	(17,946)	(105,206)	(16,875)
Minority interest	105	(3)	43	85
Provision for taxes	186	856	11,869	484

Loss before cumulative effect of an accounting change	(30,043)	(18,799)	(117,118)	(17,444)
Cumulative effect of an accounting change	(296,355)	—	—	—

Net loss	$(326,398)	$(18,799)	$(117,118)	$(17,444)

Loss before cumulative effect of an accounting change	$(0.35)	$(0.21)	$(1.24)	$(0.18)
Cumulative effect of an accounting change	$(3.50)	$—	$—	$—
Basic and diluted net loss per share	$(3.85)	$(0.21)	$(1.24)	$(0.18)
Basic and diluted weighted average shares outstanding	84,789	90,319	94,351	95,811

Three Months Ended	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001

Revenue	$100,104	$89,530	$69,730	$73,480
Cost of goods sold	66,391	88,765	57,621	54,612

Gross profit	33,713	765	12,109	18,868
Operating costs and expenses:
Product development and engineering	25,005	25,782	19,307	24,719
Selling, general and administrative	38,412	31,777	49,528	30,957
Amortization of intangibles	28,139	29,028	27,218	42,099
Restructuring costs	—	11,934	1,724	453

Total operating costs and expenses	91,556	98,521	97,777	98,228

Operating loss	(57,843)	(97,756)	(85,668)	(79,360)
Other expense, net	520	2,373	1,410	18,474

Loss before minority interest, provision (benefit) for taxes and extraordinary gain	(58,363)	(100,129)	(87,078)	(97,834)
Minority interest	(1,388)	(5,051)	(3,646)	(1,492)
Provision (benefit) for taxes	(2,683)	(939)	6,215	1,882

Loss before extraordinary gain	(54,292)	(94,139)	(89,647)	(98,224)
Extraordinary gain	—	—	—	9,949

Net loss	$(54,292)	$(94,139)	$(89,647)	$(88,275)

Loss before extraordinary gain	$(0.73)	$(1.24)	$(1.16)	$(1.27)
Extraordinary gain	$—	$—	$—	$1.13
Basic and diluted net loss per share	$(0.73)	$(1.24)	$(1.16)	$(1.14)
Basic and diluted weighted average shares outstanding	74,370	76,111	77,404	77,545

MRV Communications, Inc. Annual Report 2002	61

Changes In or Disagreements With Accountants On Accounting and Financial Disclosure

Changes In or Disagreements With Accountants On Accounting and Financial Disclosure

On June 17, 2002, the Board of Directors of the MRV Communications, Inc. (“MRV”) determined, upon the recommendation of its audit committee, to appoint Ernst & Young LLP as MRV’s independent public accountants, replacing Arthur Andersen LLP. MRV dismissed Arthur Andersen LLP on the same date. This determination followed MRV’s decision to seek proposals from independent public accountants to audit the financial statements of MRV.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of MRV as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years of MRV ended December 31, 2001 and the subsequent interim period to the date hereof, there were no disagreements between MRV and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of MRV ended December 31, 2001 and the subsequent interim period to the date hereof.

During the two most recent fiscal years of MRV ended December 31, 2001 and the subsequent interim period to the date hereof, MRV did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

MRV provided Arthur Andersen a copy of the foregoing disclosures. Exhibit 16.1 to this Form 10-K is a copy of Arthur Andersen’s letter dated June 17, 2002 stating that it has found no basis for disagreement with such statements.

62	MRV Communications, Inc. Annual Report 2002

Other Stockholder Information

Other Stockholder Information

Directors and Officers

Shlomo Margalit, Ph.D.
Chairman of the Board, Chief Technical Officer and Secretary

Noam Lotan
Director; President and Chief Executive Officer

Igal Shidlovsky, Ph.D.
Director; Managing Director, Global Technologies

Guenther Jaensch, Ph.D.
Director; President, Jaensch Enterprises; Chairman of the Board, Biophan
Technologies, Inc.

Baruch Fischer, Ph.D.
Director; Max Knoll Professor in Electro Optics and Electronics;Dean,
Electrical Engineering Department, Technion, Israel Institute of Technology

Daniel Tsui, Ph.D.
Director; Professor, Electrical Engineering, Princeton University;
1998 Nobel Prize Laureate, Physics

Shay Gonen
Chief Financial Officer

Near Margalit
Chief Executive Officer, Luminent, Inc.

Todd Rope
Vice President of Technology

Kevin Rubin
Vice President of Finance and Corporate Compliance Officer

Stockholder Information

Corporate Headquarters
20415 Nordhoff Street
Chatsworth, California 91311

Auditors
Ernst & Young LLP
Los Angeles, California

Counsel
Kirkpatrick & Lockhart LLP
Los Angeles, California

Transfer Agent
American Stock Transfer & Trust Company
New York, New York

Investor Materials

Copies of MRV Communications, Inc.’s Annual Reports, 10-K’s, 10-Q’s, and other financial literature may be obtained by writing to the Investor Relations Department, Diana Hayden, at Corporate Headquarters, by calling (818) 886-MRVC (6782) or via our web site: www.mrv.com.

Dividends

Since its inception, MRV has never declared or paid cash dividends on its common stock. MRV’s announced dividend policy is that it currently intends to retain all of our earnings, if any, for use in the operation and expansion of its businesses and does not intend to pay any cash dividends to stockholders in the foreseeable future.

MRV Communications, Inc. Annual Report 2002	63

ANNUAL MEETING OF STOCKHOLDERS OF

MRV COMMUNICATIONS, INC.

December 12, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN
To elect the following directors to serve for a term ending upon the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified.				2. To ratify the appointment of Ernst & Young LLP as MRV’s independent accountants for the year ending December 31, 2003.	☐ ☐ ☐

NOMINEES:

☐	FOR ALL NOMINEES	O Noam Lotan

		O Shlomo Margalit		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

☐	WITHHOLD AUTHORITY	O Igal Shidlovsky
	FOR ALL NOMINEES	O Guenter Jaensch

		O Daniel Tsui		The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

☐	FOR ALL EXCEPT (See instructions below)	O Baruch Fischer

IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY	MRV COMMUNICATIONS, INC.	PROXY
20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MRV COMMUNICATIONS, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 12, 2003

The undersigned holder of common stock, par value $0.0017, of MRV Communications, Inc. (“MRV”) hereby appoints Noam Lotan and Shlomo Margalit, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of MRV that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, December 12, 2003, at 9:00 a.m. at the offices of MRV’s wholly-owned subsidiary, Luminent, Inc., 20550 Nordhoff Street, Chatsworth, CA91311, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters

.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS MRV’S INDEPENDENT ACCOUNTANTS FOR 2003, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF MRV EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS MRV’S INDEPENDENT ACCOUNTANTS FOR 2003.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MRV COMMUNICATIONS, INC.

December 12, 2003

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	COMPANY NUMBER ACCOUNT NUMBER

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.	CONTROL NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN
1. To elect the following directors to serve for a term ending upon the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified.				2. To ratify the appointment of Ernst & Young LLP as MRV’s independent accountants for the year ending December 31, 2003.	☐ ☐ ☐

NOMINEES:

☐	FOR ALL NOMINEES	O Noam Lotan

		O Shlomo Margalit		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

☐	WITHHOLD AUTHORITY	O Igal Shidlovsky
	FOR ALL NOMINEES	O Guenter Jaensch

		O Daniel Tsui		The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

☐	FOR ALL EXCEPT	O Baruch Fischer

(See instructions below)
IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MRV COMMUNICATIONS, INC. ANNUAL MEETING TO BE HELD ON 12/12/03 AT 09:00 A.M. PST
FOR HOLDERS AS OF 10/15/03 * ISSUER CONFIRMATION COPY - INFO ONLY *
1 1-0001

THIS FORM IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.

553477100

MRV COMMUNICATIONS, INC.
12/12/03 AT 09:00 A.M. PST
2 ITEM(S)

1

DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES 0010100
1 - 01-NOAM LOTAN,02-SHLOMO MARGALIT,03-IGAL SHIDLOVSKY,04-GUENTER JAENSCH,
05-DANIEL TSUI,06-BARUCH FISCHER

FOR ALL NOMINEES

WITHHOLD ALL NOMINEES

WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.

FOR AGAINST ABSTAIN

2 - TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS MRV'S ------------>>> FOR --->>> 2
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PLACE "X" HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING

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IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS (HH)
MRV COMMUNICATIONS, INC.
20415 NORDHOFF STREET
CHATSWORTH, CA 91311

HOUSEHOLDING ELECTION

(H) Mark "FOR" to enroll this account to receive certain future shareholder communications in a single package per household. Mark "AGAINST" if you do not want to participate. To change your election in the future, call 1-800-542-1061. See accompanying page for more information about this election. --->>>

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